Richard T. Choi

Shareholder

202-965-8127 Direct Dial

rchoi@carltonfields.com

April 3, 2020

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:       Midland National Life Insurance Company (the “Company”)

Pre-Effective Amendment No. 1 to Registration Statement on Form S-1

File No. 333-233821

Commissioners:

On behalf of the Company, we hereby electronically file the Pre-Effective Amendment No. 1 (“Amendment No. 1”) to the above-captioned Registration Statement on Form S-1 ("Registration Statement") under the Securities Act of 1933, as amended.  The Company is filing the Amendment No. 1 for the purpose of registering securities in connection with index-linked investment contracts ("Contracts") to be issued by the Company, which are regulated as group funding agreements under state insurance law.

The Company will file a subsequent pre-effective amendment to include the following:

•         year-end audited financial statements of the Company,

•         any exhibits required by Form S-1 that have not yet been filed, and

•         any required disclosures not yet provided, and

•         any disclosure changes made in response to Commission staff comments.

All required disclosures and exhibits that are missing from Amendment No. 1 will be added to the Registration Statement by another pre-effective amendment before the Company requests acceleration.

Please direct any questions or comments concerning this submission to the undersigned.

Very truly yours,

/s/  Richard T. Choi                                                                                            Richard T. Choi

cc: Brett L. Agnew, Esq. (Midland National Life Insurance Company)

As filed with the Securities and Exchange Commission on April 3, 2020

Registration No. 333-233821

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

Pre-Effective Amendment No. 1

to

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

______________________

Midland National Life Insurance Company
(Exact name of registrant as specified in its charter)

______________________

6311
Iowa	(Primary Standard Industrial	46-0164570
(State or other jurisdiction of	Classification Code	(I.R.S. Employer
incorporation or organization)	Number)	Identification Number)

4350 Westown Parkway

West Des Moines, Iowa 50266-1071

(877) 586 0240

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

______________________

Brett L. Agnew

Midland National Life Insurance Company

4350 Westown Parkway

West Des Moines, Iowa 50266-1071

(515) 327 5890

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Richard T. Choi

Carlton Fields, P.A.

1025 Thomas Jefferson Street, N.W., Suite 400W

Washington, D.C. 20007-5208

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered*	Proposed maximum offering price per unit*	Proposed maximum aggregate offering price**	Amount of registration fee***
Index-Linked Investment Contract	N/A	N/A	$1,000,000.00	$129.80

*          The amount to be registered and the proposed maximum offering price per unit are not applicable because the securities are not issued in predetermined amounts or units.

**        The proposed maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. This figure will be revised in a subsequent pre-effective amendment to reflect the final proposed maximum aggregate offering price.

***      The registrant previously paid a registration fee of $129.80 in connection with the initial filing of the Registration Statement on September 18, 2019, based upon a proposed maximum aggregate offering price of $1,000,000. Any additional registration fees for additional amounts registered will be paid in connection with a subsequent pre-effective amendment.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

INSURED INVESTMENT OPTION

An index-linked investment contract

Prospectus Dated

_______, 2020

This prospectus contains important information about the Insured Investment Option (the “IIO” or “Contract”), an index-linked investment contract issued by Midland National Life Insurance Company (“Midland National,” “we,” “our,” “us” or the “Company”).  Please read it carefully before investing, and keep it for future reference.

            The IIO is currently offered exclusively to life insurance companies (“Insurance Companies”) that issue annuity and life insurance contracts (“Insurance Contracts”), custodians (“Custodians”) of individual retirement accounts (“IRAs”), investment platforms (“Platforms”), and trustees (“Trustees”) of pension and retirement benefit plans (“Benefit Plans” or “Plans”).  Insurance Companies, Custodians, Platforms, and Trustees that purchase the IIO are Contract Holders and as such exercise all rights under their Contracts.  Individuals may participate in the IIO only through Insurance Contracts, IRAs, Platforms, and Benefit Plans that Contract Holders or their designees administer. See “Individual Participation in the IIO” on page __ for more information.

The IIO offers investments in one or more Cycles.  Each Cycle is linked to an Index and provides a return that is based on the performance of the Index, subject to certain limits described in this prospectus.  We currently offer Cycles of 1, 2, 3, 4, 5, and 6 year terms or Cycle Terms that are linked to the following Indexes:

•         S&P 500® Index

•         Russell 2000® Index

•         MSCI® Emerging Markets Index

The Indexes that we offer may change from time to time.  Please see “Indices” on page __ for more information.

The value of an Index may go up or down.  Accordingly, the IIO involves risks, including the risk of loss of principal.  Please review “IIO Risks” on page __ and “Risk Factors Relating to Midland National and Its Business” on page ___ carefully before investing.

Each Cycle enables Contract Holders to select a guaranteed level of protection against loss, including no more than 0% loss, on their investments due to negative Index performance if held through the Cycle Term.  The guarantees under the IIO are provided solely by Midland National and are subject to our financial strength and claims-paying ability, and therefore, to the risk that we may default on those guarantees. Please see “Payment Obligation and Financial Strength of Midland National” on page __ for more information.

             This prospectus describes all material features, rights, and obligations under the IIO.  The description in this prospectus is current as of the date of this prospectus.  We will periodically supplement or update this prospectus to reflect material changes to the IIO.  Please read this prospectus along with any supplements carefully before investing.

The IIO is currently approved for sale in 44 states.  As of the date of this prospectus, there were no state variations to the IIO.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURES IN THE PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE CONTRACTS ARE NOT INSURED BY THE FDIC OR ANY OTHER AGENCY.  THEY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT BANK GUARANTEED.  THEY ARE SUBJECT TO INVESTMENT RISKS AND POSSIBLE LOSS.

The principal underwriter of the IIO is Sammons Financial Network, LLC.  The offering of the IIO is intended to be continuous.  This prospectus does not constitute an offering in any jurisdiction in which such offering may not be lawfully made.   We reserve the right to not offer any Cycles at any particular time, and may reject and/or place limitations on the amount of Cycle investments we will accept.

A registration statement relating to this offering has been filed with the Securities and Exchange Commission (“SEC”).  To request the written prospectus please contact our processing office at Annuity Service Center: P.O. Box 79907, Des Moines, Iowa 50325-0907.  This prospectus can also be obtained from the SEC’s website at www.sec.gov.

Contents of this Prospectus

Definitions

Business Day – Our “Business Day” is generally any day that (i) we are open for business and (ii) the New York Stock Exchange (“NYSE”) is open for trading.  A Business Day ends at the Close of Trading.

Close of Trading – 4:00 p.m. Eastern Time or, if earlier, the time that the NYSE closes.

IIO – An index-linked investment contract that offers returns based on investments in Cycles, each tied to the performance of an Index and subject to the Performance Ceiling Rate and Maturity Date Floor Rate.

Contract Holder –the Insurance Company, Custodian, Platform provider, or Benefit Plan that is the owner of the IIO.

Cycle – An investment option available under the IIO.  Each Cycle has a specific Index, Cycle Term, Start Date, Maturity Date, Maturity Date Floor Rate, and Performance Ceiling Rate.

Cycle Business Day – Any Business Day on which a Unit Value for a Cycle is determined.

Cycle Investment – The amount invested in a Cycle as measured by Units.  The value of a Cycle Investment on any Cycle Business Day is equal to the number of Units multiplied by that day’s Unit Value.

Cycle Term – The term of a Cycle, which starts on a Start Date and ends on a Maturity Date.

Fair Value – A value used to determine a Cycle’s Unit Value during a Cycle Term.

Fair Value Calculation Agent – An independent third party with whom we contract to determine the Fair Value of a Cycle during the Cycle Term. We may use different Fair Value Calculation Agents for the different Cycles. We will provide the Contract Holder advance Notice of the Fair Value Calculation Agent for each Cycle.

Index – The index that is linked to a Cycle.  We currently offer Cycles based on the performance of financial indices.  In the future, we may offer Cycles based on other types of indices.

Index Value – The value of an Index as reported to us by the Fair Value Calculation Agent.

IRS – The Internal Revenue Service.

Maturity Date – The Cycle Business Day on which a Cycle matures.

Maturity Date Floor Rate – The rate that will be used to determine the Maturity Date Unit Value Floor  as described in “Unit Value – On the Maturity Date” on page__. It represents the maximum potential loss in Unit Value for a Cycle at the Maturity Date.  During the Cycle Term prior to the Maturity Date, no floor applies, which means the decrease in the Unit Value is not limited.

Performance Ceiling Rate – The rate that will be used to determine the Unit Value Ceiling.  It represents the maximum potential increase in the Unit Value for a Cycle on the Maturity Date.

Performance Ceiling Threshold – The minimum Performance Ceiling Rate for a Cycle that a Contract Holder may elect to establish by sending us a Written Notice prior to a Cycle Start Date.  If the Performance Ceiling Rate for a Cycle is lower than the Contract Holder’s Performance Ceiling Threshold Contract Holder will not be invested in the Cycle.

Proportional Performance Ceiling Rate – A proportion of the Performance Ceiling Rate that is used to determine the maximum potential increase in the Unit Value before the Maturity Date.  The Proportional Performance Ceiling Rate is equal to the Performance Ceiling Rate multiplied by the number of days lapsed during the Cycle Term divided by the Cycle Term measured in days.

SEC – U.S. Securities and Exchange Commission.

Start Date – The Business Day on which a Cycle is established.

Unit – The measurement we use to calculate a Cycle Investment. Units may only be purchased on a Start Date.  Units may not be withdrawn on a Start Date.

Unit Value – The value of a Unit on a Cycle Business Day. The initial Unit Value on the Start Date is $10.00.

Unit Value Ceiling – The maximum Unit Value at any time during the Cycle Term.

Written Notice and Notice – Written Notice means a notice of instruction submitted in writing and signed by the Contract Holder satisfactory to us, which we may require to be on a form we provide and be transmitted to us in electronic format or such other commercially acceptable means as may be specified by us.  A Written Notice will not be satisfactory to us if we believe it is incomplete or we would be required to exercise any discretion in satisfying the instruction or request. Notice means information provided by us or made available to the Contract Holder that may be in writing, via telephone, electronically, on a website, or through other commercially acceptable means.

Summary

This summary provides an overview of the IIO.  The overview is not a complete description of the IIO.  Please read this entire prospectus for more details and other information regarding the IIO.

Key Features

The IIO offers investments in Cycles.  The key features of a Cycle include:

•         the Index to which it is linked,

•         the term of the Cycle or Cycle Term,

•         the minimum rate of return at the end of the Cycle Term or Maturity Date Floor Rate, and

•         the maximum rate of return at the end of the Cycle Term or Performance Ceiling Rate.

Each of these features is described below.

Indices.  We currently offer Cycles linked to the following indices (each, an “Index”):

•     S&P 500® Index, which is a market-capitalization-weighted index of the 500 largest U.S. publicly-traded companies.

•     Russell 2000® Index, which measures the performance of the 2,000 smallest companies in the Russell 3000 Index, which is made up of 3,000 of the largest publicly-traded U.S. companies.

•     MSCI®  Emerging Markets Index, which is a market-capitalization-weighted index measuring large- and mid-capitalization companies in 26 emerging market countries.

We may offer Cycles linked to the same or different indices in the future as described in “Indices” on page __.   Each Index involves risks, including the risk of loss of principal.  See “IIO Risks” on page ___ for more information.

Cycle Terms.  A Cycle Term begins on the Start Date and ends on the Maturity Date. We currently offer Cycle Terms of 1, 2, 3, 4, 5, and 6 years for Cycles linked to each available Index described above and with each Maturity Date Floor Rate described below.

Maturity Date Floor Rate.  The minimum rate of return on a Cycle if invested through the end of a Cycle Term is called the Maturity Date Floor Rate, and it protects against negative Index performance. We currently offer Maturity Date Floor Rates of 0%, -5%, -10%, and -15% for Cycles linked to each available Index and each available Cycle Term, but may offer the same or different rates in the future.

The different Maturity Date Floor Rates enable Contract Holders to select different levels of protection against potential losses due to negative Index performance.  The highest level of protection we currently offer is the 0% Maturity Date Floor Rate, which means the rate of return on a Cycle Investment would not fall below 0% if invested through the end of the Cycle Term, i.e., through the Cycle’s Maturity Date.  The lowest level of protection we currently offer is the negative 15% Maturity Date Floor Rate, which means the rate of return on a Cycle Investment would not be below negative 15% if invested through the end of the Cycle Term, i.e., through the Cycle’s Maturity Date.

Example 1:  If the performance of an Index at the end of a 1-year Cycle Term is -10%, but the Maturity Date Floor Rate selected is 0%, the return on the Cycle Investment would be 0%.  In this Example, a 0% Maturity Date Floor Rate applies and Midland National bears the risk of any loss due to negative Index performance.

Example 2:  If the performance of an Index at the end of a 1-year Cycle Term is -5%, but the Maturity Date Floor Rate selected is -15%, the return on the Cycle Investment would be ‑5%.  In this Example, the -15% Maturity Date Floor Rate does not kick in because the return on the Cycle Investment is higher. Midland National would bear the risk of loss due to any negative Index performance beyond -15%.

The Maturity Date Floor Rate will not apply to any partial or full withdrawals of a Cycle Investment prior to the Maturity Date, which means losses are potentially unlimited on amounts withdrawn.

Example:  If the Maturity Date Floor Rate selected is 0%, but the entire Cycle Investment is withdrawn prior to its Maturity Date at a time when the performance of the Index is -10%, the Maturity Date Floor Rate would not apply and the Cycle Investment would incur a loss.

We will provide the available Maturity Date Floor Rate for each Cycle to Contract Holders at least 30 days in advance of the Start Date for that Cycle.  Please note, generally the higher the Maturity Date Floor Rate the lower the Performance Ceiling Rate we will set.  In other words, selecting more protection from potential losses due to negative Index performance will generally result in a lower Performance Ceiling Rate.

Performance Ceiling Rate.  The maximum rate of return on a Cycle at the end of a Cycle Term is called the Performance Ceiling Rate and it limits participation in positive Index performance.  This limit means that even if the Index performance for a Cycle at the end of a Cycle Term is higher, the return on the Cycle Investment would be limited to the Performance Ceiling Rate.

Example 1.  If the performance of an Index at the end of a 5-year Cycle Term is 10%, but the Performance Ceiling Rate is 8%, the return on your Cycle Investment for that Cycle Term would be limited to 8%, which is the Performance Ceiling Rate.

Example 2.  If the performance of an Index at the end of year of a 5-year Cycle Term is 5%, but the Performance Ceiling Rate is 8%, the return on your Cycle Investment for that Cycle Term would be the full 5% because it is below the Performance Ceiling Rate.

The return on a Cycle Investment is measured from the Start Date through the Maturity Date of the Cycle. The Performance Ceiling Rate is a limit on the maximum rate of return on a Cycle Investment at the end of the Cycle Term (not the end each year of the Cycle Term). Interim changes in the value of the Cycle Investment during a Cycle Term will occur, and may be higher or lower, sometimes significantly higher or lower, than the return on the Cycle Investment at the end of a Cycle Term.

 We will provide an indicative Performance Ceiling Rate for a Cycle at least 30 days in advance of the Start Date for that Cycle.  The “indicative Performance Ceiling Rate” is an indication of the Performance Ceiling Rate that we expect to set on the Start Date.  The actual Performance Ceiling Rate we set on the Start Date may differ from the indicative Performance Ceiling Rate. We set the Performance Ceiling Rate on the Start Date of a Cycle in our sole discretion based on a variety of factors described in “Establishment of Cycles and Performance Ceiling Rate” on page __.   Because the Start Date is the date on which the Cycle Investment begins, the Contract Holder will not know the actual Performance Ceiling Rate before the Cycle starts, which is why the IIO allows the Contract Holder to establish a Performance Ceiling Rate Threshold.  Similar to a limit order condition on a stock purchase order, the Performance Ceiling Rate for a Cycle must meet the Contract Holder’s Performance Ceiling Rate Threshold in order for the Cycle Investment to proceed.  If we establish a Cycle with a Performance Ceiling Rate lower than the Contract Holder’s Performance Ceiling Threshold, the Cycle Investment will not proceed and we will return the Contract Holder’s money within three (3) Business Days, subject to our right to defer payment described below under “Deferral of Payment” on page __.

Example:  A Contract Holder establishes a Performance Ceiling Rate Threshold of 4% for a Cycle.  If on the Start Date of the Cycle, we do not set a Performance Ceiling Rate of at least 4%, the Contract Holder will not be invested in the Cycle and we will return the Contract Holder’s money.

Investment Process

Subject to our right not to offer any Cycles, we will provide Contract Holders with a Notice about available Cycles at least 30 calendar days in advance of their Start Dates. The Notice will include the following information for each available Cycle:

1)   Index, Cycle Term, and Maturity Date Floor Rate,

2)   Start Date and Maturity Date,

3)   indicative Performance Ceiling Rate,

4)   deadline (“Deadline”) for providing us Written Notice of an investment order in a Cycle (“Investment Order”), and

5)   any requirements on the minimum or maximum aggregate amount of investments we are accepting for a Cycle.

The Performance Ceiling Rate we establish on the Start Date of a Cycle may be different from the indicative Performance Ceiling Rate previously provided.

To invest in a Cycle, Contract Holders must provide us with their Investment Orders by the Deadline.  Each Investment Order must specify:

1)         the Cycle selected by the Contract Holder,

2)         the amount and source of proposed investment into the Cycle, i.e., either additional monies sent to us or proceeds from a Cycle maturing prior to the applicable Start Date, and

3)         any Performance Ceiling Threshold established by the Contract Holder.

If we do not receive the Investment Order by the Deadline, we will reject it.  In addition, we must receive immediately available funds to be invested in a Cycle no later than the Start Date to avoid rejection of the investment.   If we receive Investment Orders for aggregate amounts in excess of any limit we have established for investment in a Cycle, we will pro-rate each Investment Order and return the excess to Contract Holders.  Contract Holders are solely responsible for aggregating investments by individuals participating in the IIO through Insurance Contracts, IRAs, Platforms, and Plans as described in “Individual Participation in the IIO” on page __.

Depending on market and business considerations, we may determine not offer a Cycle on a Start Date and may reject or limit the amount of any investments in a Cycle in our sole discretion at any time until the Close of Business on each Start Date which Cycles to make available on that Start Date.  We may choose not to offer any Cycle for any period or we may decide to cease offering Cycles. If we decide to cease offering Cycles, each outstanding Cycle with the same Index, Cycle Term, and Maturity Date Floor Rate will continue until its respective Maturity Date.  Contract Holders may terminate the IIO at any time, without charge, on 30 days’ Notice as described in “Termination” on page __.

Cycle Investment Value

The value of a Cycle Investment may increase, decrease, or stay the same.  The value of each Cycle Investment is measured in terms of the number of Units credited to the Contract Holder upon investment and the Unit Value of such Units.  The Unit Value on the Start Date of each Cycle will be $10.00.

During a Cycle Term, the Unit Value will be based upon the Fair Value of the Cycle Investment determined by a third-party Fair Value Calculation Agent as described in “Value of Cycle Investment” on page __. The Unit Value of a Cycle during a Cycle Term may be less than or greater than the Cycle Investment on the Start Date and the amount payable on the Maturity Date.  Thus, it is possible that the Unit Value reflects positive Index performance during the Cycle Term, but flat or negative Index performance on the Maturity Date.

In determining the Fair Value of a Unit during a Cycle Term, the Fair Value Calculation Agent will take into account a variety of factors, such as the change in the Index Value from the Start Date, volatility of the Index, interest rate changes, and time remaining to the Maturity Date. During the Cycle Term, the Unit Value will also take into account the length of time since the Start Date and the Proportional Performance Ceiling Rate.

The Proportional Performance Ceiling Rate reduces the Performance Ceiling Rate based on the time lapsed during the Cycle Term relative to the Cycle Term.  As a result, for withdrawals made during the Cycle Term, the Unit Value may reflect a lesser increase due to positive performance of the Index than the Unit Value on the Maturity Date. In addition, all other factors being equal, the earlier a withdrawal is made during a Cycle the greater the impact of the Proportional Performance Ceiling Rate on the Unit Value used to compute the withdrawal.  There is no Maturity Date Floor on a withdrawal taken during a Cycle Term.

Example:  The Performance Ceiling Rate of a 5-year Cycle’s is 5%.  At the end of year 3, Contract Holder decides to fully withdraw from the Cycle.  The Proportional Performance Ceiling Rate would be 3/5 x 5% or 3%, which means the return provided at the time of withdrawal will not be greater than 3%.

On the Maturity Date, the Unit Value for each Cycle will be computed based on the change in the Index Value, which excludes dividends, the Performance Ceiling Rate, and the Maturity Date Floor Rate.

Example:  The Unit Value on the Cycle Start Date is $10 and on the Maturity Date it is $12, representing an increase of 20%.  The Performance Ceiling Rate for the Cycle is 9%, and the Maturity Date Floor Rate is 7%.  The ending Unit Value on the Maturity will be $10.90 or 9% x $10.

For more information, see “Value of Cycle Investment” on page __.

Withdrawals

To withdraw money from a Cycle, a Contract Holder must transmit to us a Written Notice containing the pertinent details of the withdrawal request, including the amount of the withdrawal and the Cycle or Cycles from which to withdraw money (“withdrawal request”).  We will process withdrawal requests that we receive by the Close of Trading on a Cycle Business Day using that Day’s Unit Value.  For withdrawal requests we receive after the Close of Trading on a Cycle Business Day, we will use the Unit Value of the next Cycle Business Day.  We will use the Unit Value provided by the Fair Value Calculation Agent to process your withdrawal request. See “Value of Cycle Investment” on page __ for more information.

We will pay the withdrawal amount to the Contract Holder no later than three (3) Business Days after the Cycle Business Day on which we received the Written Notice, subject to our right to defer payment discussed below. If amounts are withdrawn from a Cycle before its Maturity Date, any increase in the Unit Value will be subject to the Proportional Performance Ceiling Rate, which reduces the Performance Ceiling Rate and any decrease in Unit Value is not subject to the Maturity Date Floor Rate. THERE IS NO DOWNSIDE PROTECTION (I.E., NO FLOOR ON LOSS) ON AMOUNTS WITHDRAWN FROM A CYCLE PRIOR TO ITS MATURITY DATE.

Deferral of Payment. We may defer payment of any withdrawal request or other payment under the IIO if, due to the closing or other disruption of financial markets or exchanges, the failure of the Fair Value Calculation Agent to provide us with timely values, or other circumstances beyond the Company’s control, the Company is unable to settle the necessary transactions prudently as reasonably determined by the Company.  Payments may be deferred for up to six months if the insurance regulatory authority of the state in which the IIO is issued approves such deferral.

Maturity Date Payments; Rollovers

We will pay the Contract Holder the proceeds of the Contract Holder’s Cycle Investment on the Maturity Date.  A Contract Holder may provide Written Notice to us of its desire to roll over its Cycle Investment proceeds into a new Cycle that has a Start Date within three (3) Business Days after the Maturity Date of the Cycle that just ended.  Absent such a Written Notice, the Company will pay any amounts payable in connection with a Maturity Date no later than three (3) Business Days after the Maturity Date, subject to our right to defer payment discussed under “Deferral of Payment” above.

IIO Risks

This section provides a general overview of the risks related to the IIO.

General Risks

We reserve the right, consistent with the terms of the Contract and applicable law, to make certain changes to the structure and operation of the IIO as described herein at our discretion and without Contract Holder consent, such as the right to reject or limit investments into the Contract, the right to not offer Cycles, and the right to offer new indices.

Risk of Loss

A Cycle Investment is subject to the risk of loss of principal due to negative Index performance.  At the Maturity Date, the IIO provides protection from any negative Index performance starting at the Maturity Date Floor Rate.  Thus, the Contract Holder will bear the risk of loss for any negative Index performance down to the Maturity Date Floor Rate.  If the Contract Holder takes a withdrawal from a Cycle during the Cycle Term, the Contract Holder bears the entire risk of loss because no Maturity Date Floor Rate would apply. The amount available for the withdrawal during a Cycle Term will be based upon the Fair Value for the Cycle, which may be lower or higher than the initial Cycle Investment.

Hedging Risk

            There is no guarantee that any hedging strategies that we use will be successful.  Changes in the value of a hedging transaction may not completely offset changes in the value of the Index being hedged.  Hedging transactions also involve costs and may result in losses.

Liquidity Risk

The IIO is not designed to be a short-term investment as many of the Cycles will have Cycle Terms in excess of one year.  In addition, if the Contract Holder takes a withdrawal from a Cycle during the Cycle Term prior to the Maturity Date, the amount available for the withdrawal will take into account the Proportional Performance Ceiling Rate.  This further reduces the Performance Ceiling Rate based on the remaining time left until the Maturity Date relative to the Cycle Term.  Thus, the earlier the withdrawal, the greater the Proportional Performance Ceiling Rate reduces the amount available for withdrawal.

Availability of Cycles, Maturity Date Floor Rates, and Performance Ceiling Rates

We reserve the right to not offer any Cycles, and to reject or limit the amount that can be invested in a Cycle.  We set Maturity Date Floor Rates and Performance Ceiling Rates in our discretion based on a variety of factors.  These rates may change from Cycle to Cycle. Contract Holders bear the risk that the rates we set will be lower than what they find acceptable.

Limited Participation in Positive Performance

Any increase in the value of the Contract Holder’s Cycle Investment for any Cycle is limited by the Cycle’s Performance Ceiling Rate, which could cause the Contract Holder’s Cycle Investment on any Cycle Business Day to be lower than they would otherwise be if the Contract Holder invested, for example, in a mutual fund or exchange-traded fund. The Performance Ceiling Rates benefit us because they limit the amount of increase in the Cycle Investment that we may be obligated to pay. We set the Performance Ceiling Rates in our discretion.  Prior to the Maturity Date, the amount available for the withdrawal will take into account the Proportional Performance Ceiling Rate, which reduces the Performance Ceiling Rate based on the remaining time left until the Maturity Date relative to the Cycle Term. Generally, Cycles with greater protection tend to have lower Performance Ceiling Rates than other Cycles that use the same Index and Cycle Term but provide less protection.

Performance Ceiling Rate Not Set Until Start Date

The Performance Ceiling Rate for a Cycle is determined at the time we establish a Cycle and therefore may be different from the indicative Performance Ceiling Rate.  While we will provide Notice of the indicative Performance Ceiling Rate at least 30 calendar days prior to a Start Date, the Contract Holder will not know the actual rate before the Cycle starts.  Therefore, the Contract Holder will not know in advance the upper limit on the return that may be credited to the Contract Holder’s investment in a Cycle.  The Performance Ceiling Rate for a new Cycle Term may be higher, lower, or equal to the Performance Ceiling Rate for the prior Cycle Term.

To mitigate against the risk, the Contract Holder may provide us Written Notice of the Performance Ceiling Threshold, which is the minimum Performance Ceiling Rate for the Contract Holder’s investment into a Cycle. If the Cycle we establish has a Performance Ceiling Rate lower than the Performance Ceiling Threshold specified by the Contract Holder in the Written Notice for investment, we will not process the Contract Holder’s investment into the Cycle.

The Performance Ceiling Rate applies from the Start Date to the Maturity Date, and is not an annual limit.

Unit Value Based Upon Fair Value During Cycle Term

On each Cycle Business Day, other than the Start Date and Maturity Date, we determine the Unit Value by reference to a Fair Value.  The Fair Value of a Cycle reflects the current value of financial instruments that may be purchased to provide a return equal to the change in Index Value at the end of the Cycle Term subject to the Performance Ceiling Rate and the Maturity Date Floor Rate. We contract with Fair Value Calculation Agents to determine the Fair Value of a Cycle based on a variety of factors such as the change in the Index Value from the Start Date, implied volatility of the Index, interest rate changes, and the time remaining to the Maturity Date.  The Fair Value is determined using a formula which is determined based on the economic value of hypothetical underlying investments at the time of the valuation designed to match Cycle value at the Maturity Date.  This means the Fair Value of a Cycle during a Cycle Term could be different than the change in the valuation of the underlying Index during the calculation period.

Midland may publish on a website or otherwise make available Unit Values prior to the Maturity Date.  For more information and to see how Fair Value and Unit Value are calculated, see “Appendix – Unit Value Examples.”

Risk Associated with Indices

The value of the Contract Holder’s Cycle Investment is dependent on the performance of the applicable Index. The performance of an Index is based on changes in the values of the securities or other investments that comprise or define the Index. The securities comprising or defining the Indices are subject to a variety of investment risks, many of which are complicated and interrelated. These risks may affect capital markets generally, specific market segments, or specific issuers. The performance of the Indices may fluctuate, sometimes rapidly and unpredictably. Negative Index performance may cause the Contract Holder to realize investment losses. The historical performance of an Index does not guarantee future results. It is impossible to predict whether an Index will perform positively or negatively over the course of a Cycle Term.

While it is not possible to invest directly in an Index, if the Contract Holder chooses to allocate amounts to the IIO, the Contract Holder is indirectly exposed to the investment risks associated with the applicable Index. Because each Index is comprised or defined by a collection of equity securities, each Index is largely exposed to market risk and issuer risk. Market risk is the risk that market fluctuations may cause the value of a security to fluctuate, sometimes rapidly and unpredictably. Issuer risk is the risk that the value of an issuer’s securities may decline for reasons directly related to the issuer, as opposed to the market generally. We may also add or remove Indices at our discretion. Provided below is a summary of important investment risks to which each Index is exposed. For more information, see "Indices" on page __.

•         S&P 500® Index. The S&P 500® Index is comprised of equity securities issued by large-capitalization U.S. companies. In general, large-capitalization companies may be unable to respond quickly to new competitive challenges, and may not be able to attain the high growth rate of successful smaller companies.

•         Russell 2000® Index. The Russell 2000® Index is comprised of equity securities of small-capitalization U.S. companies. In general, the securities of small-capitalization companies may be more volatile and may involve more risk than the securities of larger companies. Small-capitalization companies are more likely to fail than larger companies.

•         MSCI®  Emerging Markets Index. The MSCI®  Emerging Markets Index is comprised of equity securities of large- and mid-capitalization companies in emerging markets. In general, large-capitalization companies may be unable to respond quickly to new competitive challenges, and may not be able to attain the high growth rate of successful smaller companies. Generally, the securities of mid-capitalization companies may be more volatile and may involve more risk than the securities of larger companies. Mid-capitalization companies are more likely to fail than larger companies. Securities issued by non-U.S. companies (including related depositary receipts) are subject to the risks related to investments in foreign markets (e.g., increased price volatility; changing currency exchange rates; and greater political, regulatory, and economic uncertainty). Those risks are typically more acute when issuers are located or operating in emerging markets. Emerging markets may be more likely to experience inflation, political turmoil, and rapid changes in economic conditions than developed markets. Emerging markets often have less uniformity in accounting and reporting requirements, less reliable valuations, and greater risk associated with custody of securities than developed markets.

In addition, Index performance does not does not reflect dividends or distributions paid on the stocks comprising the Index, and, therefore, the calculation of the performance of the Index for a Cycle Investment does not reflect the full investment performance of the underlying securities.

No Rights in the Securities Underlying the Index

A Cycle Investment does not involve investing in the associated Index nor in any securities included in that Index.  As a result, Contract Holders will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising the indexes would have. We calculate the increase in value of Cycle Investment without taking into account any such distributions or dividends paid.

Substitution of an Index

There is no guarantee that an Index will remain available through the end of a Cycle Term.  In the event an Index is discontinued or undergoes a substantial change, we may substitute an alternative Index prior to the Maturity Date or terminate a Cycle, as described further in “Discontinuation of or Substantial Change to an Index” on page __.  If we substitute an Index, there is the risk that the performance of the new Index will differ from that of the original Index, and possibly be less favorable. If we terminate a Cycle, the Maturity Date will be the last Cycle Business Day prior to the date the Index is discontinued or changed, and we will use the Index Value on that date to compute the Maturity Date Unit Value and each Cycle Investment.  There is the risk that the performance of such truncated Cycle Term may not be as favorable.  Contract Holders may not transfer from the affected Cycle into another Cycle that has already commenced.  Withdrawals from a Cycle prior to its Maturity Date will result in the application of the Proportional Performance Ceiling Rate, which will lower the rate of return.

Payment Obligation and Financial Strength of Midland National

No company other than Midland National has any legal responsibility to pay the amounts that Midland National owes under the IIO.  Our General Account assets support the guarantees under the IIO and are subject to the claims of our creditors. As such, the guarantees under the IIO are subject to our financial strength and claims-paying ability, and therefore, to the risk that we may default on those guarantees.  For information on our financial condition, please review our financial statements included in this Prospectus. Additionally, information concerning our business and operations is set forth in the section of this Prospectus entitled “Information about Midland National” on page __.

Cybersecurity

We rely heavily on interconnected computer systems and digital data to conduct our insurance business activities. Because our insurance business is highly dependent upon the effective operation of our computer systems and those of our business partners, our business is potentially vulnerable to disruptions from utility outages and other problems, and susceptible to operational and information security risks resulting from information systems failure (hardware and software malfunctions) and cyber-attacks. These risks include, among other things, the theft, misuse, corruption and destruction of data maintained online or digitally, and unauthorized release of confidential customer information. For instance, cyber-attacks may: interfere with our processing of IIO transactions, including the processing of orders from our website; cause the release and possible destruction of confidential customer or business information; impede order processing; subject us and/or our service providers and intermediaries to regulatory fines and financial losses; and/or cause reputational damage.

Cybersecurity risks may also affect the Indices. Breaches in cybersecurity may cause an Index’s performance to be incorrectly calculated, which could affect the calculation of values under the IIO. We are not responsible for the calculation of any Index. Breaches in cybersecurity may also negatively affect the value of the securities or other investments that comprise or define the Index.

More Information on the IIO

The IIO is regulated as a group funding agreement under insurance laws of the state of Iowa, and is currently offered exclusively to Insurance Companies, Custodians, Platforms, and Trustees that allow individuals to participate in the IIO through Insurance Contracts, IRAs, Platforms, and Benefit Plans.

The IIO does not involve an investment in any underlying portfolio of securities or financial instruments, and is not a mutual fund or an investment advisory account.  Furthermore, Midland National does not provide any investment advice or manage any retirement and non-retirement savings allocated to any Cycle.

Indices

            S&P 500 Index.  The S&P 500 Index was established by Standard & Poor’s.  The S&P 500 Index includes 500 leading companies in leading industries of the U.S. economy, capturing 75% coverage of U.S. equities.  The S&P 500 Index does not include dividends declared by any of the companies included in this Index.

Russell 2000 Index.  The Russell 2000 Index measures the performance of the small-capitalization segment of the U.S. equity universe.  The Russell 2000 is a subset of the Russell 3000® Index representing approximately 10% of the total market capitalization of that index.  It includes approximately 2000 of the smallest companies based on a combination of their market cap and current index membership.

MSCI®  Emerging Markets Index.  The MSCI®  Emerging Markets Index is designed to represent performance of large- and mid-capitalization companies across 26 emerging markets.

            Please see the “Appendix - Indices Disclaimers” for important information regarding the Indices.

Discontinuation of or Substantial Change to an Index

In the event that the Index for a Cycle is discontinued, or is changed substantially, we may substitute an available comparable Index or terminate the Cycle. In determining which action to take, we will consider the costs related to the action to be taken, and such other factors we deem relevant.

If we substitute a comparable Index, we will first seek any required regulatory approval. Then, we may adjust the Index Value used on the Start Date to the Index Value of the substitute Index on the Start Date or adjust the Unit Value as of the date we substitute the comparable Index, taking into account the performance of the discontinued or changed Index from the Start Date.  The Cycle Term, Maturity Date, and Maturity Date Floor Rate will not change due to the substitution.

We would attempt to choose a new Index that has a similar investment objective and risk profile to the original Index.  The selection criteria for a suitable alternative Index may include the following:

1. There is a sufficiently large market in exchange traded and/or over-the counter options, futures, and similar derivative instruments based on the index to allow the Company to hedge fluctuations of the Index Value.

2. The Index is recognized as a broad-based Index for the relevant market; and

3. The publisher of the Index allows the Company to use the Index and other materials for a reasonable fee.

If we terminate the Cycle, the Maturity Date will be as of the last Cycle Business Day prior to the date the Index is discontinued or changed. We will use the Index Value on such date to compute the Maturity Date Unit Value and each Cycle Investment.

We will provide prompt Notice to the Contract Holder if the Index for a Cycle is discontinued or changed substantially and the action we have decided to take.

Establishment of Cycles and Performance Ceiling Rate

Cycles.  On a Start Date, we will establish a Cycle based on the following factors:

1)   A minimum investment into each Cycle.

2)   A maximum investment into each Cycle.

3)   All timely Written Notices for investment into Cycles we have received.

4)   Our ability to hedge our obligations under each Cycle, given the availability of counterparties and derivatives on the underlying index.

5)   Economic and market factors including, but not limited to, market volatility and interest rates.

Once we have determined to establish a Cycle, we will (i) set the Performance Ceiling Rate for each Cycle we are establishing and (ii) provide Notice to the Contract Holder of each Cycle we are establishing and its Performance Ceiling Rate.  We will provide the Notice no later than the Start Date.

Performance Ceiling Rate Threshold. For each investment into a Cycle, the Performance Ceiling Rate must be greater than or equal to the Contract Holder’s Performance Ceiling Threshold.  The Contract Holder’s Written Notice must specify the requested investment amount attributable to each Performance Ceiling Threshold.  For any amounts to be transferred to us for investment in a Cycle, we must receive in immediately available funds by federal funds transfer, no later than the close of the Federal Reserve Wire Transfer System on the Start Date.  We reserve the right to reject, limit, restrict, or suspend investments made to the Contract.

Cycle Investment amount requirements

The amount of the Contract Holder’s investment into each Cycle will be equal to the least of the amounts described in paragraphs 1, 2, or 3 below:

1)   The amount contained in the Contract Holder’s Written Notice.

2)   The sum of: (a) the amount received from the Contract Holder for investment in each Cycle by the Start Date, and (b) the amount from a Cycle or Cycles maturing prior to the applicable Start Date. In the event that the sum exceeds the amount contained in the Contract Holder’s Written Notice or the pro rata share of the maximum aggregate investment into the Cycle, we will return any excess amounts to the Contract Holder.

3)   If the total amount received for investment into a Cycle for all Contracts is more than the maximum aggregate investment into the Cycle, then a pro rata share of the maximum aggregate investment into the Cycle.

Example:  We offer a Cycle with a 1-year Cycle Term on Tuesday May 1, 2020.  We provide notice to the Contract Holder by April 1, 2020.  Our Notice states the following investment requirements:

•         The minimum aggregate required investment is $500,000.

•         The maximum aggregate investment is $1,000,000.

•         The Deadline for Contract Holder to provide Written Notice of investment is 5 p.m. Eastern on April 15, 2020.

We receive a Contract Holder’s Written Notice of investment by the Deadline that the Contract Holder’s investment will be $750,000.  If other Contract Holders seek to invest $500,000, and we receive $750,000 from the Contract Holder, then the Contract Holder’s pro rata share of the maximum aggregate investment is: $750,000 * ($1,000,000/$1,250,000) or $600,000 and we will return the $150,000 excess.

Value of Cycle Investment

The amount invested in a Cycle by the Contract Holder is the Cycle Investment.  As of any Cycle Business Day, the Cycle Investment is measured by the number of Units of the Cycle credited to the Contract Holder multiplied by the Unit Value, each as of that Cycle Business Day.  The Cycle Investment will reflect withdrawals and fluctuations in the Unit Value.   ON ANY CYCLE BUSINESS DAY AFTER THE START DATE, THE CONTRACT HOLDER’S CYCLE INVESTMENT MAY BE LESS THAN THE AMOUNT INITIALLY INVESTED.

Units

The number of initial Units credited to the Contract Holder is the Contract Holder’s initial Cycle Investment divided by $10.00.  The number of Units credited to the Contract Holder will be reduced by withdrawals made prior to the Maturity Date.

Example.  A withdrawal request for $10,000 from a Cycle prior to the Cycle Maturity Date is received.  At the time of the request, the number of Units owned by the Contract Holder is 10,000 and the Unit Value is $10 for a total value of $100,000.  After the withdrawal the total value is $90,000 = $100,000 - $10,000.  The total number of Units withdrawn is 1,000 = $10,000/$10 per unit.  The number of Units owned after the withdrawal is 9,000 = 10,000 – 1,000.

Unit Value

For each Cycle, we will establish the Unit Value on the Start Date, and calculate the Unit Value on each Cycle Business Day and on the Maturity Date. The methods used to calculate the Unit Value on each Cycle Business Day and on the Maturity Date are different.

On the Start Date. For each Cycle, on its Start Date, we set the initial Unit Value at $10.00.

During the Cycle Term.  For each Cycle, we determine its Unit Value as of each Cycle Business Day based on its Fair Value and the Proportional Performance Ceiling Rate.

We have contracted with IHS Markit, an independent analytics firm, to be the Fair Value Calculation Agent to compute the Fair Value of a Cycle.

The Fair Value of a Cycle is determined by the Fair Value Calculation Agent as of the end of each Cycle Business Day.  The Fair Value reflects the current value of the financial instruments that may be purchased to provide a return equal to the change in Index Value at the end of the Cycle Term subject to the Performance Ceiling Rate and subject to the Maturity Date Floor Rate.  The Fair Value is based on a variety of factors considered by the Fair Value Calculation Agent, and may include the change in the Index Value from the Start Date, volatility of the Index, changes in the interest rate environment and the time remaining to the Maturity Date.  The Fair Value is based on the economic value of hypothetical underlying investments at the time of the valuation designed to match Cycle value at the Maturity Date.  This means the Fair Value of a Cycle during a Cycle Term could be different than the change in the valuation of the underlying Index during the calculation period.

There are five hypothetical financial instruments used in the determination of Fair Value of a Cycle.  These hypothetical financial instruments are constructed to produce a return equal to the Cycle return on the maturity date of the Cycle.  These financial instruments are combined as described below.

1)      A zero-coupon bond with a maturity date equal to the Cycle Maturity Date, plus;

2)      An at-the-money call option.  This is an option to buy a position in the Index on the Cycle Maturity Date at a strike price equal to the price of the Index on the Cycle Start Date, less;

3)      An at-the-money put option.  This is an option to sell a position in the Index on the Cycle Maturity Date at a strike price equal to the price of the Index on the Cycle Start Date, less;

4)      An out-of-the-money call option.  This is an option to buy a position in the Index on the Cycle Maturity Date at a strike price equal to the price of the Index on the Cycle Start Date times (1 + Performance Ceiling Rate), plus;

5)      An out-of-the-money put option.  This is an option to sell a position in the Index on the Cycle Maturity Date at a strike price equal to the price of the Index on the Cycle Start Date times (1 – Maturity Date Floor Rate).

The value of each of these financial instruments is determined by a Fair Value Calculation Agent using standard financial industry techniques.  The call and put options are all valued using the Black-Scholes option valuation formula.  The value of the zero-coupon bond is determined by a present value of the maturity value at an applicable proxy for the risk-free interest rate (currently LIBOR Swap rates).

Once we receive the Fair Value, we compute a preliminary Unit Value.  The Cycle Business Day's Unit Value will equal the Cycle Business Day Preliminary Unit Value (see A Below) subject to being no greater than the Cycle Business Day Unit Value Ceiling (see B below).

A.  Cycle Business Day Preliminary Unit Value

The Cycle Business Day Preliminary Unit Value equals the Cycle’s Fair Value divided by the total number of Units outstanding, each as of that day.

B.   Cycle Business Day Unit Value Ceiling

If the Cycle Business Day Preliminary Unit Value is greater than the initial Unit Value, we determine the Cycle Business Day Unit Value Ceiling.  The Cycle Business Day Unit Value Ceiling equals: (i) the initial Unit Value multiplied by (ii) one plus the Proportional Performance Ceiling Rate.  The Proportional Performance Ceiling Rate is equal to the (i) Performance Ceiling Rate multiplied by (ii) the time lapsed during the Cycle Term divided by the Cycle Term.

The Maturity Date Floor Rate does not apply during the Cycle Term prior to the Maturity Date.  Thus, there is no protection against any decrease in value of the Cycle Investment for withdrawals during the Cycle Term prior to the Maturity Date.

See “Appendix – Unit Value Examples” for illustrations of how Unit Values are computed.

On the Maturity Date

For each Cycle, we determine its Unit Value as of its Maturity Date based on the change in the Index Value, the Performance Ceiling Rate, and the Maturity Date Floor Rate.  As of the Maturity Date, we compute the Maturity Date Preliminary Unit Value (see B below).  The Maturity Date Unit Value will equal the Maturity Date Preliminary Unit Value subject to being no greater than the Maturity Date Unit Value Ceiling (see C below) and being no less than the Maturity Date Unit Value Floor (see D below).

A.  Change in the Index Value

The change in Index Value equals:

1)   The last reported value of the Index on the Maturity Date, minus the last reported value of the Index on the Start Date, divided by

2)   The last reported value of the Index on the Start Date.

B.   Maturity Date Preliminary Unit Value

The Maturity Date's preliminary Unit Value equals

1)   The initial Unit Value multiplied by

2)   One plus the change in Index Value, computed as set forth in A above.

C.   Maturity Date Unit Value Ceiling

The Maturity Date's Unit Value Ceiling equals the initial Unit Value multiplied by one plus the Performance Ceiling Rate.

D.  Maturity Date Unit Value Floor

The Maturity Date Unit Value Floor equals the initial Unit Value multiplied by one plus the Maturity Date Floor Rate.

See “Appendix – Unit Value Examples” for illustrations of how Unit Values are computed.

Once we use the value of an Index reported to us to determine the amounts payable on any withdrawals or to determine the Unit Value at Maturity Date, we will not change the Index Value even if it is subsequently changed. Misreporting of the index value to us by the Fair Value Calculation Agent is an unlikely event, but one example where this may occur is if the Index provider has misreported the Index value.

Reporting

For each Cycle invested in by a Contract Holder, we will make electronically available for each Cycle Business Day (i) the number of Units credited to the Contract Holder and (ii) the Unit Value on the Business Day preceding the Cycle Business Day.

At least once each year, we will send Contract Holders a report containing information required by applicable state law and the following:

1)   The beginning date and end date for the reporting period.

2)   For each Cycle in which the Contract Holder has invested during the reporting period:

a)   The Start Date, Cycle Term, Maturity Date Floor Rate, Performance Ceiling Rate, and the value of the Index on the Start Date, and if there was a Maturity Date, the value of the Index on the Maturity Date.

b)   The number of Units credited to the Contract Holder (i) at the beginning of the reporting period, and (ii) on the Cycle Business Day immediately prior to the date of the report.

c)   The number of Units redeemed and the Unit Value in connection with each withdrawal made during the current reporting period.

d)   The Unit Value (i) at the beginning of the reporting period, and (ii) on the Cycle Business Day immediately prior to the date of the report.

3)   The Index price for each Cycle on the Start Date and, at the end of the current report period.

Individual Participation in the IIO

The IIO is a group funding agreement currently offered exclusively to Insurance Companies, Custodians, Platforms, and Trustees (collectively, the “Contract Holders”).  Contract Holders allow individuals to participate in their IIOs through Insurance Contracts, IRAs, Platforms, and Benefit Plans that the Contract Holders or their designees administer.  Contract Holders exercise all rights under the IIO, and make all decisions regarding Contract features, such as selecting Cycles, Performance Ceiling Rate Thresholds, Maturity Date Floor Rates, Cycle Terms, and withdrawals.

Only Contract Holders may submit Investment Orders and Notices or Written Notices regarding their Contracts to us.  Individuals participating in the IIO through Insurance Contracts, IRAs, Platforms, and Benefit Plans may only submit investment, withdrawal, and other instructions to the Contract Holders or their designees, who will then aggregate such instructions before submitting a Written Notice to us.  Individuals may participate only in the Cycles selected by the Contract Holders through whom they are investing.

Midland National is not responsible for the failure of any Contract Holder to timely submit Investment Orders by the Deadline for a Cycle or for any decision made by a Contract Holder or designee that affects any individual participation in the IIO. Contract Holders may establish their own limits on individual participation.  Individuals who wish to participate in the IIO through an Insurance Contract, IRA, Platform, or Benefit Plan should contact the Contract Holder for information on any requirements imposed by the Contract Holder, including any investment limitations, and any account information relating to their investments in the IIO through Insurance Contracts, IRAs, Platforms, or Plans.

The IIO is a complex investment. Individuals should consult their financial professional about the risks, benefits, and other features of the IIO, and whether it is appropriate based upon their financial situations and objectives.  Please consider carefully the important information contained in this prospectus before participating in the IIO through an Insurance Contract, IRA, Platform, or Benefit Plan.

Midland National is not an investment adviser and does not provide any investment advice with respect to the IIO.

Federal Taxes

In this part of the prospectus, we discuss the current federal income tax rules that generally apply to the IIO owned by an insurance company, bank, employer or employee benefit plan.  The tax rules can differ, depending on the type of contract, whether qualified traditional IRA or Roth IRA.

Federal income tax rules include the United States laws in the Internal Revenue Code, and Treasury Department Regulations and IRS interpretations of the Internal Revenue Code.  These tax rules may change without notice.  We cannot predict whether, when, or how these rules could change.  Any change could affect contracts purchased before the change.  Congress may also consider proposals in the future to comprehensively reform or overhaul the United States tax and retirement systems, which if enacted, could affect the tax benefits of a contract.  We cannot predict what, if any, legislation will actually be proposed or enacted.

We cannot provide detailed information on all tax aspects of the IIO.  Moreover, the tax aspects that apply to a particular person’s investment may vary depending on the facts applicable to that person.  We do not discuss state income and other state taxes, federal income tax and withholding rules for non-U.S. taxpayers, or federal gift and estate taxes.  We also do not discuss the Employee Retirement Income Security Act of 1974 (ERISA).  Please consult a tax adviser before investing in the IIO.

Additional Information About the IIO

Other Contracts

We offer a variety of fixed and variable insurance contracts with differing features, including investment options, and differing fees and charges. These contracts are different and separate from the IIO offered by this prospectus.

Expenses of Midland National for the IIO

In setting the Performance Ceiling Rate, we may take into account that we incur expenses in connection with the Cycle, including insurance, distribution, investment, and administrative expenses.  In particular, if there were no such expenses, the Performance Ceiling Rate might be greater.

Statutory Compliance

We have the right to change the IIO without the consent of any other person in order to comply with any laws and regulations that apply, including but not limited to changes in the Internal Revenue Code, in Treasury Regulations or in published rulings of the IRS, and in U.S. Department of Labor regulations.

Any change in the IIO must be in writing and made by an authorized officer of Midland National.  We will provide Notice of any material change.

Changes to the IIO

Only an authorized officer of the Midland National at its Home Office or an employee acting pursuant to a written delegation of authority from such officer may change the terms of the IIO. No other employee, producer, or representative of the Company may make any change in the terms of the IIO.

The terms of the IIO may be changed at any time by written mutual agreement of the Contract Holder and the Company. If we propose a change to the terms of the IIO requiring written mutual agreement and the Contract Holder does not agree to such change, we reserve the right to cease offering to the Contract Holder new Cycles under the terms of the IIO.

Midland National may change the IIO without the Contract Holder’s consent to conform to federal or state laws or regulations by attaching an Endorsement or Rider.

Any change to the IIO under this Section will not be applied to outstanding Cycles as of the effective date of the change. The change will be applicable to any new Cycles established and Cycle Investments made in such Cycles on or after the effective date of the change.

We will notify the Contract Holder in writing before the effective date of any such change.

Errors

The Contract Holder will be solely responsible for the accuracy of any Written Notice transmitted to us or our agent and the transmission of any Written Notice will constitute the Contract Holder’s representation to us that the Written Notice is accurate, complete and duly authorized.

Misstatement and Adjustments

We reserve the right to correct any informational or administrative errors.

Reservation of Rights

The Company may, in its sole discretion, elect not to exercise a right or reservation specified in this Contract. Such election will not constitute a waiver of the right to exercise such right or reservation at any subsequent time.

Assignment

The Contract Holder may assign this Contract only with the Company's written consent. The Contract Holder must provide Written Notice to us at least 30 calendar days before the assignment effective date. If we agree, the assignment will take effect on the date the Written Notice is signed, unless otherwise specified by the Contract Holder. We will not be bound by any assignment until it is filed with us.  We will not be responsible for the validity of any assignment. We will not be liable for any payments we make before recording the Written Notice of assignment. To the extent allowed by applicable state law, we reserve the right to refuse Our consent to any assignment at any time on a nondiscriminatory basis if the assignment would violate or result in noncompliance with any applicable state or federal law or regulation. In addition, we will not be liable for any tax consequences that may occur due to the assignment of the Contract.

Termination

By the Company

The Company may terminate the Contract at any time. To terminate the Contract, the Company must provide Notice of the termination at least 30 calendar days before the termination Effective Date.

Upon the effective date of the termination, no new Cycles will be made available to the Contract Holder. Outstanding Cycles on the effective date of the termination will continue to operate as set forth in this Contract. Upon the payment to the Contract Holder of the Cycle Investments for all outstanding Cycles on the termination effective date, the Company's obligations under this Contract will be fully discharged and no further payments will be due to the Contract Holder.

By the Contract Holder

The Contract Holder may terminate this Contract at any time. To terminate this Contract, the Contract Holder must provide Us Written Notice at least 30 calendar days before  the termination effective date including:

(1)  the effective date of the termination by the Contract Holder; and

(2)  the Contract Holder's election to withdraw all amounts from the outstanding Cycles or to continue the Cycle Investments in all the outstanding Cycles, as of the termination effective date.

If the Contract Holder elects a withdrawal of all amounts from all outstanding Cycles as of the termination effective date, the Company will pay the Cycle Investments for all outstanding Cycles determined as of the termination effective date within three (3) Business Days after the termination effective date. Such payment will fully discharge the Company’s obligations under this Contract.

If the Contract Holder elects to continue the Cycle Investments in all outstanding Cycles as of the termination effective date, those Cycles will continue to operate as set forth in this Contract. Upon the payment to the Contract Holder of the applicable Cycle Investments for all outstanding Cycles, the Company's obligations under this Contract will be fully discharged and no further payments will be due to the Contract Holder.

Other Information

General Account

Our general obligations, including potential obligations with respect to amounts invested in the IIO that may exceed the assets of the separate account, are supported by Midland National’s general account and are subject to Midland National’s claims paying ability.  General account assets are also available to the insurer’s general creditors and the conduct of its routine business activities, such as the payment of salaries, rent and other ordinary business expenses.  An owner should look to the financial strength of Midland National for its claims-paying ability.  For more information about Midland National’s financial strength, review our financial statements and/or check its current rating with one or more of the independent sources that rate insurance companies for their financial strength and stability.

The general account is subject to regulation and supervision by the Insurance Department of the State of Iowa and to the insurance laws and regulations of all jurisdictions where we are authorized to do business.  The general account is not required to register as an investment company under the Investment Company Act of 1940 and it is not registered as an investment company under the Investment Company Act of 1940.  Interest in the IIO under the contract(s) is issued by Midland National and is registered under the Securities Act of 1933.  The contract is a “covered security” under the federal securities laws.

Non-Unitized Separate Account

To support our obligations under the IIO, we have established under the Iowa Insurance Law, and hold assets in, the "non-unitized" separate account. The income, gains and losses, realized or unrealized, from assets allocated to the separate account will be credited to or charged against the account, without regard to other income, gains or losses of the Company.

We are the sole owner of the assets of the separate account. We may invest and trade the assets of the separate account in any manner we choose. The only restrictions on our investments of the assets held in the separate account are those set forth by Iowa Insurance Laws. While we plan to invest the assets of the separate account in a manner that generates a return that approximates the change in the applicable Index, subject to the Performance Ceiling Rate and Maturity Date Floor Rate, all benefits payable are determined according to the applicable Unit Value. The amounts payable under this Contract are determined by the Unit Value, regardless of the performance of the assets held in the Separate Account. The Contract Holder does not participate in the performance of the assets held in the separate account.

We may, subject to applicable state law, transfer all assets allocated to the separate account to our general account.

The separate account is not required to be registered, and is not registered, as an investment company under the Investment Company Act of 1940.

Our current plan is to invest separate account assets in fixed-income obligations, including but not limited to corporate bonds, mortgage-backed and asset-backed securities, government and agency issues and derivative contracts including but not limited to option contracts.  We may also invest in interest rate swaps.  Although the above generally describes our plan for investing the assets supporting our obligations under the IIO, we are not obligated to invest those assets according to any particular plan except as we may be required to by state insurance laws.

No Contract Holder participates in the investment results of any assets we hold in relation to the Cycles.

While we hold assets in a “non-unitized” separate account we have established under the Iowa Insurance Law to support our obligations under the IIO, the IIO is a general account obligation.

Distribution

The IIO is distributed by Sammons Financial Network, LLC (“Distributor”).  The Distributor serves as principal underwriter of the IIO. The offering of the IIO is intended to be continuous.

The Distributor is a limited liability company under the laws of the State of Delaware with Sammons Securities, Inc. as managing member.  The distributor is an affiliate of Midland National.  The Distributor’s principal business address is 4546 Corporate Drive, Suite 100, West Des Moines, IA 50266.  The Distributor is registered with the SEC as a broker-dealer and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”).  The Distributor also acts as distributor for Midland National’s variable annuity products.

Midland National pays compensation to the Distributor based on sales of the IIO of up to 5% of the amount invested. The Distributor, in turn, may re-allow up to the full amount of the 5% to affiliated and/or unaffiliated selling broker-dealers and other financial intermediaries with whom it has selling or other agreements. The Distributor may pay  additional compensation in recognition of certain expenses that may be incurred by them or on their behalf.  The Distributor may also pay certain broker-dealers or other financial intermediaries’ compensation for enhanced marketing opportunities and other services (commonly referred to as “marketing allowances”).  Services for which such marketing allowance payments are made may include, but are not limited to, the preferred placement of Midland National, its affiliates services and products, including but not limited to placing the IIO on a company and/or selling broker-dealer product list; sales personnel training; product training; business reporting; technological support; due diligence and related costs; advertising, marketing and related services; conferences; and/or other support services, including some that may benefit the Contract Holders. Marketing allowance payments may be based on the amount of assets or purchase payments attributable to Contracts sold through a selling broker-dealer or such payments may be a fixed amount.  The Distributor may also make fixed marketing allowance payments to selling broker-dealers in connection with the initiation of a new relationship or the introduction of a new product, including training and education.  These payments may serve as an incentive for selling broker-dealers to promote the sale of particular products.  Additionally, as an incentive for financial professionals of selling broker-dealers to promote the sale of Midland National and its affiliates’ products and services, the Distributor may increase the sales compensation paid to the selling broker-dealer for a period of time (commonly referred to as “compensation enhancements”).  Marketing allowances and compensation enhancements are made out of the Distributor’s assets.  Not all selling broker-dealers receive marketing allowance payments or compensation enhancements.

In addition, the Distributor may offer sales incentive programs to financial professionals who meet specified total production levels for the sale of both affiliated and unaffiliated products which provide cash and non-cash compensation such as expense-paid trips, expense-paid educational seminars and merchandise.

The amount and structure of the foregoing compensation arrangements create potential conflicts of interest for the recipient insofar as they create financial incentives that may influence the recipient selling broker-dealer or financial professional to present this Contract over other investment alternatives.  Selling broker-dealers are expected to disclose and eliminate or mitigate such conflicts in accordance with applicable regulatory requirements.

Although Midland National takes all of its costs into account in establishing the level of fees and expenses in its products, any compensation paid by Midland National to the Distributor will not result in any separate charge under the IIO.  All payments made will be in compliance with all applicable FINRA rules and other laws and regulations.

Legal Proceedings

Midland National and its subsidiaries, like other life insurance companies, may be involved in lawsuits, including class action lawsuits.  In some class action and other lawsuits involving insurers, substantial damages have been sought and/or material settlement payments have been made.  Although the outcome of any litigation cannot be predicted with certainty, Midland National believes that, as of the date of this prospectus, there are no pending or threatened lawsuits that will have a materially adverse impact on the ability of Sammons Financial Network, LLC to perform under its distribution agreement, or on the ability of the Company to meet its obligations under the policy.

Securities Law Matters

Status Pursuant to the Securities Exchange Act of 1934

We do not file reports under the 1934 Act in reliance on Rule 12h-7 under the 1934 Act, which provides an exemption from the reporting requirements of Sections 13 and 15 of the 1934 Act.

Securities and Exchange Commission Position on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Midland National pursuant to its articles of incorporation or its bylaws or pursuant to any insurance coverage or otherwise, Midland National has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Information About Midland National

Generally

We are Midland National Life Insurance Company, a stock life insurance company.  We were organized in 1906, in South Dakota, as a mutual life insurance company at that time named “The Dakota Mutual Life Insurance Company.”  We were reincorporated as a stock life insurance company, in 1909.  Our name “Midland” was adopted in 1925.  We were re-domesticated to Iowa in 1999.  We are licensed to do business in 49 states, the District of Columbia, Puerto Rico, the Virgin Islands, Guam and the Mariana Islands.

Midland National is a subsidiary of Sammons Financial Group, which is a wholly-owned subsidiary of Sammons Enterprises, Inc., Dallas, Texas.  Sammons Enterprises has controlling or substantial stock interests in a large number of other companies engaged in the areas of insurance, corporate services, and industrial distribution.

Midland National's Business

Midland National Life Insurance Company and Subsidiaries ("Midland National" or the "Company") is a wholly owned subsidiary of Sammons Financial Group, Inc. ("SFG"). SFG is an indirect wholly owned subsidiary of Sammons Enterprises, Inc. ("SEI"). Midland National has three wholly owned subsidiaries. MNL Reinsurance Company ("MNL Re"), Solberg Reinsurance Company ("Solberg Re") and Canal Reinsurance Company (“Canal Re”) are captive reinsurance companies domiciled in Iowa. Midland National offers individual life and annuity products in 49 states and the District of Columbia. The Company is affiliated through common ownership with North American Company for Life and Health Insurance ("North American") and Sammons Institutional Group, Inc. ("SIG").

We develop innovative products and services in order to provide our distribution partners with a comprehensive suite of insurance products and services.  We rely on feedback from customers, employees, registered representatives and agents, supplemented with a variety of industry information and customer databases, to develop new products to meet the demands of an evolving market.  As a result, in addition to the IIO we are typically expanding product offerings in the rapidly growing indexed annuity and life space with emphasis on multiple indexes and crediting methods as well as innovative lifetime withdrawal features.  Our suite of products is balanced across the customer spectrum.  We believe our products are conservatively designed to achieve appropriate levels of index-based interest crediting through market cycles.  Our complementary suite of product lines is designed to allow us to meet profit targets and growth objectives.

We distribute our products through multiple channels including independent agents, broker-dealers, benefit consultants and third-party marketers.  In particular, we intend to continue to leverage the independent distribution channel, which has proven to be an effective model and focus on building relationships with a core group of distribution partners that result in persistency of production.

We strive to maintain profitability of our business over varying interest rate environments by monitoring and managing a close asset and liability duration match.  We employ an asset liability management program which includes quarterly projections of asset and liability cash flows over a wide range of interest rate scenarios reflecting dynamic contract holder behavior.

Our operating framework includes a focus on operational efficiency.  We intend to continue to focus on expense management and seek to identify opportunities for increased operational efficiency, which we believe should allow us to continue to offer competitively priced products and earn attractive returns.

Competition

The markets for insurance products and retirement solutions are highly competitive.  We compete for customers and agents with a large number of other insurers as well as noninsurance financial services companies, such as banks, broker-dealers and investment managers, some of which may have greater financial resources and brand recognition than we do.  We believe that competition is affected by various factors, including but not limited to, perceived financial strength and claims-paying ability, ratings, investment performance, size and strength of the agency force, distribution capabilities, commission structure, range of product lines and product quality, price and features, customer service and general reputation.

The level of competition among providers of life insurance, annuities and other retirement solutions products may increase as a result of the continuing consolidation of the financial services industry.  Mergers and consolidations could increase, as companies seek to improve their competitive position through increased market share, economies of scale and diversification of products and services.

Financial strength ratings

An insurance company’s claims paying ability and financial strength ratings are an important factor in establishing its competitive position relative to other insurance companies.  Ratings are important in maintaining public confidence in us and our ability to market our products.  Rating organizations annually review the financial performance and condition of insurers, including Midland National.  The current financial strength/claims paying ability ratings for Midland National are set forth in the chart below.

Midland National’s Ratings

Rating Agency	Rating	Outlook
S&P	A+ (Strong)	Stable
A.M. Best	A+ (Superior)	Stable
Fitch	A+	Stable

The ratings are meaningful to current and prospective contract holders and we believe give Midland National a competitive advantage in the Company’s target markets over competitors with lower ratings.

Risk Factors Related to Midland National and Its Business

The operating results of life and annuity insurance companies as reported under statutory accounting principles have historically been subject to significant fluctuations. The financial position and operating results of Midland National are subject to certain risk factors discussed more fully below.

We are exposed to significant financial and capital markets risks that may adversely affect our results of operations, financial condition and liquidity, and may cause our net investment income to vary from period to period.

We are exposed to significant financial and capital markets risks, including changes in interest rates, credit spreads, equity prices, real estate markets, market volatility, global economic performance in general, the performance of specific obligors, including governments, included in our investment portfolio and other factors outside our control.

Interest rate risk.  Some of our products, principally life insurance and fixed annuities, expose us to the risk that changes in interest rates will reduce our investment margin or “spread,” or the difference between the amounts that we are obligated to pay under the contracts in our general account and the rate of return we earn on general account investments intended to support obligations under such contracts.  Our spread is a key component of our net income.

During periods when interest rates are low, we may be forced to reinvest proceeds from investments that have matured or have been prepaid or sold at lower yields, which will reduce our investment margin.  Moreover, during periods when interest rates are low, borrowers may prepay or redeem fixed income securities and mortgage loans in our investment portfolio with greater frequency in order to borrow at lower market rates, thereby exacerbating this risk.  Although lowering interest crediting rates can help offset decreases in spreads on some products, our ability to lower these rates could be limited by competition or contractually guaranteed minimum rates and may not match the timing or magnitude of changes in asset yields.  As a result, our spread could decrease or potentially become negative.

A decline in market interest rates could also reduce our return on investments that do not support particular policy obligations.  During periods of sustained lower interest rates, policy liabilities may not be sufficient to meet future policy obligations and may need to be strengthened.  Accordingly, declining and sustained lower interest rates may materially affect our results of operations, financial position and cash flows and significantly reduce our profitability.

Increases in market interest rates could also negatively affect our profitability.  In periods of rapidly increasing interest rates, we may not be able to replace, in a timely manner, the investments in our general account with higher yielding investments needed to fund the higher crediting rates necessary to keep interest sensitive products competitive.  We, therefore, may have to accept a lower spread and, thus, lower profitability or face a decline in sales and greater loss of existing contracts and related assets.  In addition, policy loans, surrenders and withdrawals may tend to increase as contract holders seek investments with higher perceived returns as interest rates rise.  This process may result in cash outflows requiring that we sell investments at a time when the prices of those investments are adversely affected by the increase in market interest rates, which may result in realized investment losses.   An increase in market interest rates could also have a material adverse effect on the value of our investment portfolio, for example, by decreasing the estimated fair values of the fixed income securities that comprise a substantial portion of our investment portfolio.

Although we take measures to manage the economic risks of investing in a changing interest rate environment, we may not be able to mitigate the interest rate risk of our fixed income investments relative to our liabilities.

Credit Spreads.  Our exposure to credit spreads primarily relates to market price volatility and cash flow variability associated with changes in such spreads.  Market volatility can make it difficult to value certain of our securities if trading becomes less frequent.  In such case, valuations may include assumptions or estimates that may have significant period-to-period changes, which could have a material adverse effect on our results of operations or financial condition.  If there is a resumption of significant volatility in the markets, it could cause changes in credit spreads and defaults and a lack of pricing transparency which, individually or in tandem, could have a material adverse effect on our results of operations, financial condition, liquidity or cash flows.

Equity Risk.  Our primary exposure to equity risk relates to the potential for lower earnings associated with certain of our businesses where fee income is earned based upon the estimated fair value of the assets under administration.  Downturns and volatility in securities markets can have an adverse effect on the revenues and investment returns from our investment products and services.

In addition, we invest a portion of our investments in leveraged buy-out funds, hedge funds and other private equity funds.  The amount and timing of net investment income from such funds tends to be uneven as a result of the performance of the underlying investments.  The timing of distributions from such funds, which depends on particular events relating to the underlying investments, as well as the funds’ schedules for making distributions and their needs for cash, can be difficult to predict.  Significant volatility could adversely impact returns and net investment income on these alternative investment classes.  In addition, the estimated fair value of such investments may be impacted by downturns or volatility in securities markets.

Real Estate Risk.  Our primary exposure to real estate risk relates to residential mortgage-backed securities (“RMBS”), commercial mortgage-backed securities (“CMBS”) and residential and commercial mortgage loans.  Our exposure to these risks stems from various factors, including real estate supply and demand and interest rate fluctuations.  General economic conditions and the recovery rate in the real estate sectors will continue to influence the performance of these investments.  These factors, which are beyond our control, could have a material adverse effect on our results of operations, financial condition, liquidity or cash flows.

Credit Risk.  There is a risk that issuers of our investments may default or that other parties may not be able to pay amounts due to us and our subsidiaries.  We manage our investments to limit credit risk by diversifying our portfolio among various security types and industry sectors.  In addition, we take into account default risk in our product pricing.  Although we believe that we carefully manage these risks, there can be no guarantee that credit risk will be managed successfully in all situations.  Any failure to successfully manage credit risk could have a material adverse effect on our results of operations, financial condition, liquidity or cash flows.

Our participation in securities lending programs and a repurchase program subjects us to potential liquidity and other risks.

We participate in a repurchase program, which is considered part of a securities lending program, whereby we sell fixed income securities to third-party repurchase counterparties, primarily major brokerage firms and commercial banks, with a concurrent agreement to repurchase those same securities at a determined future date.  Our policy requires that, at all times during the term of the repurchase agreements, cash or other types of collateral provided are sufficient to allow the counterparty to fund substantially all of the cost of purchasing replacement assets.  The cash proceeds received under the repurchase program are typically invested in fixed income securities and cannot be returned prior to the scheduled repurchase date; however, market conditions on the repurchase date may limit our ability to enter into new agreements.  The repurchase of securities or our inability to enter into new repurchase agreements would require us to return the cash collateral proceeds associated with such transactions on the repurchase or maturity date.

For repurchase transactions, in some cases, the maturity of the securities held as invested collateral (i.e., securities that we have purchased with cash collateral received) may exceed the term of the related securities under repurchase agreements and the estimated fair value may fall below the amount of cash received as collateral and invested.  If we are required to return significant amounts of cash collateral on short notice and we are forced to sell securities to meet the return obligation, we may have difficulty selling such collateral that is invested in securities in a timely manner, be forced to sell securities in a volatile or illiquid market for less than we otherwise would have been able to realize under normal market conditions, or both.  In addition, under adverse capital market and economic conditions, liquidity may broadly deteriorate, which would further restrict our ability to sell securities.  If we decrease the amount of our securities lending and repurchase activities over time, the amount of net investment income generated by these activities will also likely decline.

Also, Iowa law limits the amount of securities lending (which encompasses our repurchase program) to 10% of the relevant insurance company’s legal reserve (the net present value of all outstanding policies and contracts involving life contingencies).  As of December 31, 2019, Midland National’s securities lending was 9.XX% of its legal reserves.  If this limitation was reduced to a lower percentage, our investment income would be reduced and we might be forced to liquidate investment assets to address ongoing cash requirements.  However, we are not currently aware of any pending legislation or initiatives to amend the relevant statute.

We may have difficulty selling certain holdings in our investment portfolio in a timely manner and realizing full value given their illiquid nature.

There may be a limited market for certain investments we hold in our investment portfolio, making them relatively illiquid.  These include privately-placed fixed maturity securities, mortgage loans, policy loans, leveraged leases, equity real estate, such as real estate joint ventures and funds, and other limited partnership interests.  In recent years, even some of our very high quality investments experienced reduced liquidity during periods of market volatility or disruption.  If we were forced to sell certain of our investments during periods of market volatility or disruption, market prices may be lower than our carrying value in such investments.  In the event of a forced sale, accounting guidance requires the recognition of a loss for securities in an unrealized loss position and may require the impairment of other securities based on our ability to hold those securities, which would negatively impact our financial condition.  This could result in realized losses which could have a material adverse effect on our net income and financial position.

The determination of the amount of allowances and impairments taken on our investments is highly subjective and could materially impact our business, financial condition and results of operations.

The determination of the amount of allowances and impairments vary by investment type and is based on our periodic case-by-case evaluation and assessment of known and inherent risks associated with the respective asset class.  Such evaluations and assessments are revised as conditions change and new information becomes available.  Management updates its evaluations regularly and reflects changes in allowances and impairments in operations as such evaluations are revised.  Such evaluations and assessments can change significantly from period to period, especially in times of high market volatility.  There can be no assurance that management has accurately assessed the level of impairments taken and allowances reflected in the financial statements.  Furthermore, additional impairments may need to be taken or allowances provided for in the future.  Historical trends may not be indicative of future impairments or allowances.

Defaults on commercial mortgage loans and volatility in performance may adversely affect our business, financial condition and results of operations.

Commercial mortgage loans face heightened delinquency and default risk due to economic conditions which have had a negative impact on the performance of the underlying collateral, resulting in declining values and an adverse impact on the obligors of such instruments.  An increase in the default rate of our commercial mortgage loan investments could have an adverse effect on our business, financial condition and results of operations.

In addition, the carrying value of commercial mortgage loans is negatively impacted by such factors.  The carrying value of commercial mortgage loans is stated at outstanding principal less any loan loss allowances recognized.  Considerations in determining allowances include, but are not limited to, the following:  (i) declining debt service coverage ratios and increasing loan to value ratios; (ii) bankruptcy filings of major tenants or affiliates of the borrower on the property; (iii) catastrophic events at the property; and (iv) other subjective events or factors, including whether the terms of the debt will be restructured.  There can be no assurance that management’s assessment of loan loss allowances on commercial mortgage loans will not change in future periods, which could lead to investment losses.

GPIM manages our portfolio pursuant to broad authority and we do not approve each investment decision made by GPIM, which could result in investment returns that are substantially below expectations or that result in losses.

Our portfolio is managed externally, by an affiliated company, Guggenheim Partners Investment Management, LLC (“GPIM”).  Our investment portfolio adheres to investment guidelines and policies and risk limits, however our advisor is allowed considerable discretion within the context of an Enterprise Risk Management (“ERM”) overlay as well as other compliance measures authorized by our Investment Committee, of which our investment manager is not a member.  The discretion afforded to GPIM may result in investment returns that are substantially below expectations or that result in losses, which would materially and adversely affect our business operations and results.  Our historical investment performance should not be considered as indicative of future results of our investment portfolio.

If we do not appropriately structure our hedges in relation to our anticipated liabilities, our ability to conduct our businesses could be adversely affected.

We actively seek to hedge our securities market exposure, including exposure through the writing of indexed annuity products and indexed universal life products.  Our ability to measure and manage risk and to implement our investment strategy and hedging arrangements is crucial to our success.  If we do not properly structure such hedges to meet our expected liabilities, we could be forced to liquidate investments in order to pay any difference between the amount paid under the hedges and the amounts due for such liabilities, which could have an adverse impact on our financial condition or results of operations.

The success of our investment strategy and hedging arrangements will also be affected by general economic conditions.  These conditions may cause volatile interest rates and securities markets, which in turn could increase the cost of hedging.  Volatility or illiquidity in the markets could significantly and negatively affect our ability to appropriately execute our hedging strategies.

A downgrade or a potential downgrade in Midland National’s financial strength ratings could harm our competitive position.

Rating agencies regularly review the financial performance and condition of insurers, including Midland National.  The current financial strength/claims paying ability ratings for Midland National as assigned by S&P, A.M. Best and Fitch were A+ (Strong), A+ (Superior) and A+, respectively.  These ratings indicate a rating agency’s view of our ability to meet the obligations applicable to our in-force insurance contracts.

The rating agencies assign ratings based upon consideration of several qualitative and quantitative factors, including the rated company’s operating performance and investment results, products, risk profile, and capital resources.  The rating agencies may also consider factors that may be outside of the rated company’s control, including changes in general economic conditions or their sentiment towards a particular industry.  A downgrade in the ratings of Midland National could have an adverse effect on our business, financial condition and results of operations.  In addition, a downgrade in the ratings of Midland National could adversely affect, among other things, (a) its ability to sell certain of its products, (b) the rate of contract surrenders and withdrawals and (c) the return on the insurance and annuity products it issues and, ultimately, the results of its operations.  In addition, there can be no assurance that a rating will be maintained for any given period of time or that a rating will not be lowered or withdrawn in its entirety.

We cannot predict what actions rating agencies may take in the future that could adversely affect our business.  As with other companies in the financial services industry, our ratings could be downgraded at any time and without any notice by any rating agency, and any such downgrade could adversely affect our business, financial condition and results of operations.

We may not be able to mitigate the reserve strain associated with Regulation 830 and NAIC Actuarial Guideline 38, potentially resulting in a negative impact on our capital position or in a need to increase prices and/or reduce sales of term or universal life products.

The NAIC Model Regulation entitled “Valuation of Life Insurance Policies,” commonly known as “Regulation 830” or “Model #830,” requires insurers to establish additional statutory reserves for certain term life insurance policies with long-term premium guarantees and for certain universal life policies with secondary guarantees.  In addition, NAIC Actuarial Guideline 38 (“AG38”) clarifies the application of Model #830 with respect to certain universal life insurance policies with secondary guarantees.  Many of our term insurance products and an increasing number of our universal life insurance products are affected by Model #830 and AG38, respectively.  The application of both Model #830 and AG38 involves numerous interpretations.  At times, there may be differences of opinion between management and state insurance departments regarding the application of these and other actuarial standards.  Such differences of opinion may lead to a state insurance regulator requiring greater reserves to support insurance liabilities than management estimated.

Model # 830 and AG38 require Midland National to establish statutory reserves for applicable term and universal life products at a level that exceeds what the company’s actuarial assumptions for the applicable business would otherwise require.  We have implemented, and may implement in the future, reinsurance and capital management actions to mitigate the capital impact of Model #830 and AG38, including the use of letters of credit and the implementation of other transactions that provide acceptable collateral to support the reinsurance of the liabilities to wholly owned reinsurance captives or to third-party reinsurers.  These arrangements are subject to review by state insurance regulators.

As of January 1, 2015, our insurance company subsidiaries became subject to a new actuarial guideline, NAIC Actuarial Guideline 48 (“AG48”), that affects the types of assets insurance companies can use in captive reinsurance companies to back the reserves they hold for term and universal life products.  Specifically, AG48 prescribes an actuarial method to determine the portion of the assets held to support reserves for certain term and universal life policies that must be “primary securities,” which are defined as cash and securities rated by the Securities Valuation Office of the NAIC (subject to some limited exceptions) or, in limited cases, certain other assets.  AG48 provides that reserves in excess of those calculated with the prescribed actuarial method may be supported or financed with a broader range of assets, referred to as “other securities.”  AG48 applies to certain term and universal life insurance policies written from and after January 1, 2015, or written prior to January 1, 2015, but not included in a captive reinsurer financing arrangement as of December 31, 2014.  The NAIC adopted a revised Credit for Reinsurance Model Law in January 2016 and the Term and Universal Life Insurance Reserve Financing Model Regulation in December 2016 to replace AG48.  The model regulation is consistent with AG48, and will replace AG48 in a state upon the state’s adoption of the model law and regulation.  Effective July 1, 2017, Iowa has enacted a version of the revised Credit for Reinsurance Model Law.  Until such time as the Iowa Insurance Division (the “IID”) adopts a version of the Term and Universal Life Insurance Reserve Financing Model Regulation, AG48 will continue to apply to Midland National.

We cannot provide assurance that there will not be regulatory challenges to the reinsurance and capital management actions we have taken to date, or those we may take in the future, or that acceptable collateral obtained through such transactions will continue to be available or available on a cost-effective basis.  The result of those potential challenges, as well as the inability to obtain acceptable collateral, could require us to increase statutory reserves, incur higher operating and/or tax costs or reduce sales.

Certain of the reserve financing facilities we have put in place will mature prior to the run off of the liabilities they support.  As a result, we cannot provide assurance that we will be able to continue to implement actions either to mitigate the impact of Model #830, AG38 and AG48 on future sales of term and universal life insurance products or maintain collateral support related to our captives or existing third-party reinsurance arrangements to which one of our captive reinsurance subsidiaries is a party.  If we are unable to continue to implement those actions or maintain existing collateral support, we may be required to increase statutory reserves or incur higher operating costs than we currently anticipate.  Because term and universal life insurance are particularly price-sensitive products, any increase in premiums charged on these products to compensate us for the increased statutory reserve requirements or higher costs of reinsurance may result in a significant loss of volume and materially and adversely affect our life insurance business.

In addition, in December 2012, the NAIC approved a new valuation manual containing a principles-based approach to life insurance company reserves.  Principles-based reserving is designed to tailor the reserving process to specific products in an effort to create more precise reserving.  The new requirements allowed for a phase in period and Midland National elected to apply principles-based reserving to certain individual life policies issued during 2019 and all new individual life business issued January 1, 2020 and later.  Principles-based reserving will not affect reserves for policies in force prior to adoption.

A significant portion of our institutional funding is obtained from a Federal Home Loan Bank, which subjects us to liquidity risks associated with sourcing a large concentration of our funding from one counterparty.

A significant portion of our institutional funding is obtained from the FHLB, which primarily serves as a source of funding to complement our securities lending program.  As of December 31, 2018, we had $2.3 billion of FHLB borrowings outstanding.  Should the FHLB choose to change its definition of eligible collateral, or if the market value of the pledged collateral decreases in value due to changes in interest rates or credit ratings, we may be required to post additional amounts of collateral in the form of cash or other eligible collateral.  Additionally, we may be required to find other sources to replace this funding if we lose access to the FHLB funding.  This could occur if our creditworthiness falls below either of the FHLB’s requirements or if legislative or other political actions cause changes to the FHLB’s mandate or to the eligibility of life insurance companies to be members of the FHLB system.

Our products and services are complex and are frequently sold through intermediaries, and a failure to properly perform services or the misrepresentation of our products or services could have an adverse effect on our revenues and income.

Many of our products and services are complex and are frequently sold through intermediaries.  In particular, our insurance businesses are reliant on intermediaries to describe and explain our products to their potential customers, and although we take precautions to avoid this result, such intermediaries may be deemed to have acted on our behalf.  The intentional or unintentional misrepresentation of our products and services in advertising materials or other external communications, or inappropriate activities by our personnel or an intermediary, could result in liability for us and have an adverse effect on our reputation and business prospects, as well as lead to potential regulatory actions or litigation.

The insurance business is a heavily regulated industry and changes in state and federal regulation may affect our profitability.

We are subject to regulation under applicable insurance statutes, including insurance holding company statutes, in the various states in which Midland National transacts business.  Midland National is domiciled in Iowa and is licensed to transact its insurance business in, and is subject to regulation and supervision by, insurance regulators in all U.S. states and territories, except New York and American Samoa.  The ability of Midland National to continue to conduct its business is dependent upon the maintenance of its licenses in these various jurisdictions.

State insurance laws regulate most aspects of Midland National’s insurance business.  Insurance regulatory authorities in the United States have broad administrative powers with respect to, among other things:

  licensing companies and agents to transact business;
  calculating the value of assets to determine compliance with statutory requirements;
  mandating certain insurance benefits;
  regulating certain premium rates;
  reviewing and approving policy forms;
  regulating unfair trade and claims practices, including through the imposition of restrictions on marketing and sales practices, distribution arrangements and payment of inducements;
  establishing and revising statutory capital and reserve requirements and solvency standards;
  fixing maximum interest rates on insurance policy loans and minimum rates for guaranteed crediting rates on life insurance policies and Insurance Contracts;
  approving future rate increases;
  approving changes in control of insurance companies;
  restricting the payment of dividends and other transactions between affiliates; and
  regulating the types, amounts and valuation of investments.

We face risks relating to litigation, including the costs of such litigation, management distraction and the potential for damage awards, which may adversely impact our business.

We are occasionally involved in litigation, both as a defendant and as a plaintiff.  In addition, state regulatory bodies, such as state insurance departments, the SEC, FINRA, the DOL and other regulatory bodies regularly make inquiries and conduct examinations or investigations concerning our compliance with, among other things, insurance laws, securities laws, ERISA, and laws governing the activities of broker-dealers.  Such regulatory examinations and investigations may result in fines, recommendations for corrective action or other regulatory actions.  Companies in the life insurance and annuity business have faced litigation, including class action lawsuits, alleging improper product design, improper sales practices and similar claims.  Plaintiffs in class action and other lawsuits against Midland National may seek very large or indeterminate amounts, including compensatory, liquidated, punitive and/or treble damages, which may remain unknown for substantial periods of time.  Civil jury verdicts have been returned against insurers and other financial services companies involving sales, underwriting practices, product design, product disclosure, administration, denial or delay of benefits, charging excessive or impermissible fees, recommending unsuitable products to customers, breaching fiduciary or other duties to customers, refund or claims practices, alleged agent misconduct, failure to properly supervise representatives, relationships with agents or other persons with whom the insurer does business, payment of sales or other contingent commissions and other matters.  Such lawsuits can result in substantial judgments that are disproportionate to actual damages, including material amounts of punitive or non-economic compensatory damages.  In some states, juries, judges and arbitrators have substantial discretion in awarding punitive, or non-economic, compensatory damages, which creates the potential for unpredictable material adverse judgments or awards in any given lawsuit or arbitration.  Arbitration awards are subject to very limited appellate review.  In addition, in some class action and other lawsuits, financial services companies have made material settlement payments.  In any event, responding to any such inquiries, examinations, investigations and lawsuits, regardless of the ultimate outcome of the proceeding, is time-consuming and expensive and can divert the time and effort of our management from its business.  Moreover, even if we ultimately prevail in any such litigation, regulatory action or investigation, we could suffer significant harm to our reputation, which could have a material adverse effect on our business, financial condition and results of operations, including our ability to attract new customers, retain current customers and recruit and retain employees and agents.

Changes in federal income taxation laws, including any reduction in individual income tax rates, may affect sales of our products and profitability.

The annuity and life insurance products that we market generally provide the contract holder with certain federal income tax advantages.  For example, federal income taxation on any increases in non-qualified Insurance Contract values (i.e. the “inside build-up”) is deferred until it is received by the contract holder.  With other savings investments, such as certificates of deposit and taxable bonds, the increase in value is generally taxed each year as it is realized.  Additionally, life insurance death benefits are generally exempt from income tax.

From time to time, various tax law changes have been proposed that could have an adverse effect on our business, including the elimination of all or a portion of the income tax advantages described above for annuities and life insurance.  If legislation were enacted to eliminate all or a portion of the tax deferral for annuities, such a change would have an adverse effect on our ability to sell non-qualified annuities.  Non-qualified annuities are annuities that are not sold to a qualified retirement vehicle.

The amount of Midland National’s statutory capital it must hold can vary significantly from time to time and is sensitive to a number of factors outside of our control, including securities market and credit market conditions.

Insurance regulators and the NAIC prescribe accounting standards and statutory capital and reserve requirements for SFG’s insurance company subsidiaries.  The NAIC has established regulations that provide minimum capitalization requirements based on RBC formulas for life, health and property and casualty companies.  The RBC formula for life companies establishes capital requirements relating to insurance, business, asset and interest rate risks, including equity, interest rate and expense recovery risks associated with variable life, annuities and group annuities that contain death benefits or certain living benefits.

The NAIC may change the required capital calculations applicable to specific invested assets and this could impact insurance company’s RBC ratios.  In some cases, changes to required capital calculations may apply to a company’s existing invested assets and in other cases the changes will apply to invested assets acquired on a prospective basis.  Either way, such changes may have an impact on insurance companies’ RBC ratios.

In any particular year, statutory surplus amounts and RBC ratios may increase or decrease depending on a variety of factors, including the amount of statutory income or losses, the amount of additional capital Midland National must hold to support business growth, changes in securities market levels, the value of certain fixed maturity and equity securities in Midland National’s investment portfolio, changes in interest rates, as well as changes to the NAIC RBC formulas.  Increases in the amount of required statutory reserves reduce the statutory capital used in calculating Midland National’s RBC ratios.

Reinsurance may not be available, affordable or adequate to protect us against losses.

As part of our overall risk management strategy, we purchase reinsurance for certain risks underwritten by our various business segments.  While reinsurance agreements generally bind the reinsurer for the life of the business reinsured at generally fixed pricing, market conditions beyond our control determine the availability and cost of the reinsurance protection for new business.  In certain circumstances, the price of reinsurance for business already reinsured may also increase.  Any decrease in the amount of reinsurance will increase our risk of loss and any increase in the cost of reinsurance will, absent a decrease in the amount of reinsurance, reduce our earnings.  Accordingly, we may be forced to incur additional expenses for reinsurance or may not be able to obtain sufficient reinsurance on acceptable terms, which could adversely affect our ability to write future business or result in the assumption of more risk with respect to those policies we issue If the counterparties to our reinsurance or indemnification arrangements or to the derivatives we use to hedge our business risks default or fail to perform, we may be exposed to risks we had sought to mitigate, which could materially adversely affect our financial condition and results of operations.

We use reinsurance, indemnification and derivatives to mitigate our risks in various circumstances.  In general, reinsurance does not relieve us of our direct liability to our contract holders, even when the reinsurer is liable to us.  Accordingly, we bear credit risk with respect to our reinsurers and indemnitors.  A reinsurer’s or indemnitor’s insolvency, inability or unwillingness to make payments under the terms of reinsurance agreements or indemnity agreements with us could have a material adverse effect on our financial condition and results of operations, including our liquidity.

In addition, we use derivatives to hedge various business risks.  We enter into a variety of derivatives, including options, forwards, interest rate, credit default and currency swaps with a number of counterparties.  If our counterparties fail or refuse to honor their obligations under these derivatives, our hedges of the related risk will be ineffective.  This risk is more pronounced in light of the stresses suffered by financial institutions over the past few years.  Such failure could have a material adverse effect on our financial condition and results of operations.

Differences between actual claims experience and underwriting and reserving assumptions may adversely affect our financial results.

Our earnings significantly depend upon the extent to which our actual claims experience is consistent with the assumptions we use in setting prices for our products and establishing liabilities for future policy benefits and claims.  Such amounts are established based on estimates by actuaries of how much we will need to pay for future benefits and claims.  To the extent that actual claims experience is less favorable than the underlying assumptions we used in establishing such liabilities, we could be required to increase our liabilities.

Due to the nature of the underlying risks and the high degree of uncertainty associated with the determination of liabilities for future policy benefits and claims, we cannot determine precisely the amounts which we will ultimately pay to settle our liabilities.  Such amounts may vary from the estimated amounts, particularly when those payments may not occur until well into the future (including deviations resulting from errors in the calculation of estimated amounts).  We evaluate our liabilities periodically based on accounting requirements, which change from time to time, the assumptions used to establish the liabilities, as well as our actual experience.  If the liabilities originally established for future benefit payments prove inadequate, we must increase them.  Such increases would affect earnings negatively in the period in which the increase is made and have a material adverse effect on our business, results of operations and financial condition.

Our risk management policies and procedures, including hedging programs, may prove inadequate for the risks we face, which could negatively affect our business or result in losses.

We have developed risk management policies and procedures and expect to continue to do so in the future.  Nonetheless, our policies and procedures to identify, monitor and manage risks may not be fully effective, particularly during extremely turbulent times.  Many of our methods of managing risk and exposures are based upon observed historical market behavior or statistics based on historical models.  As a result, these methods may not predict future exposures, which could be significantly greater than historical measures indicate.  Other risk management methods depend on the evaluation of information regarding markets, customers, catastrophe occurrence or other matters that is publicly available or otherwise accessible to us.  This information may not always be accurate, complete, up-to-date or properly evaluated.  Management of operational, legal and regulatory risks requires, among other things, policies and procedures to record and verify large numbers of transactions and events.  These policies and procedures may not be fully effective.

We employ various strategies, including hedging and reinsurance, with the objective of mitigating risks inherent in our business and operations.  These risks include current or future changes in the fair value of our assets and liabilities, current or future changes in cash flows, the effect of interest rates, securities markets and credit spread changes, the occurrence of credit defaults, currency fluctuations and changes in mortality and longevity.  We seek to control these risks by, among other things, entering into reinsurance contracts and derivative instruments, such as swaps, options, futures and forward contracts.  Developing an effective strategy for dealing with these risks is complex, and no strategy can completely insulate us from such risks.  Our hedging strategies also rely on assumptions and projections regarding our assets, liabilities, general market factors and the creditworthiness of our counterparties that may prove to be incorrect or prove to be inadequate.  Accordingly, our hedging activities may not have the desired beneficial impact on our results of operations or financial condition.  Hedging strategies involve transaction costs and other costs, and if we terminate a hedging arrangement, we may also be required to pay additional costs, such as transaction fees or breakage costs.  We may incur losses on transactions after taking into account our hedging strategies.  Further, the nature, timing, design or execution of our hedging transactions could actually increase our risks and losses.  Our hedging strategies and the derivatives that we use, or may use in the future, may not adequately mitigate or offset the hedged risk and our hedging transactions may result in losses.

We face competition from companies that have greater financial resources, broader arrays of products, higher ratings and stronger financial performance, which may impair our ability to retain existing customers, attract new customers and maintain our profitability and financial strength.

We operate in a highly competitive industry.  Many of our competitors are substantially larger and enjoy substantially greater financial resources, higher ratings by rating agencies, broader and more diversified product lines and more widespread agency relationships.  Our annuity products compete with index, fixed rate and variable annuities sold by other insurance companies and also with mutual fund products, traditional bank investments and other retirement funding alternatives offered by asset managers, banks and broker-dealers.  Our insurance products compete with those of other insurance companies, financial intermediaries and other institutions based on a number of factors, including premium rates, policy terms and conditions, service provided to distribution channels and contract holders, ratings by rating agencies, reputation and commission structures.

Our ability to compete depends in part on returns and other benefits we make available to our contract holders through our life insurance and annuity products.  We will not be able to accumulate and retain assets under management for our products if our investment results underperform the market or the competition, since such underperformance likely would result in asset withdrawals and reduced sales.

The level of competition among providers of life insurance, annuities and other retirement solutions products may increase as a result of the continuing consolidation of the financial services industry.  Mergers and consolidations could increase, as companies seek to improve their competitive position through increased market share, economies of scale and diversification of products and services.

We compete for distribution sources for our products.  We believe that our success in competing for distributors depends on our financial strength, the services we provide to and the relationships we develop with these distributors, as well as offering competitive commission structures.  Our distributors are generally free to sell products from whichever providers they wish, which makes it important for us to continually offer distributors products and services they find attractive.  If our products or services fall short of distributors’ needs, we may not be able to establish and maintain satisfactory relationships with distributors of our life insurance and annuity products.  Our ability to compete in the past has also depended in part on our ability to develop innovative new products and bring them to market more quickly than our competitors.  In order for us to compete in the future, we will need to continue to bring innovative products to market in a timely fashion.  Otherwise, our revenues and profitability could suffer.

Guarantees within certain of our products may decrease our earnings, increase the volatility of our results, result in higher risk costs and expose us to increased counterparty risk.

Certain of our life and annuity products include guaranteed benefits, including guaranteed minimum death benefits, guaranteed minimum withdrawal benefits, guaranteed minimum accumulation benefits, and guaranteed minimum income benefits.  These guarantees are designed to protect contract holders against significant downturns in securities markets and interest rates.  Any such periods of significant and sustained downturns in securities markets, increased equity volatility, or reduced interest rates could result in an increase in the valuation of our liabilities associated with those products.  An increase in these liabilities would result in a decrease in our net income.

We use hedging and risk management strategies to mitigate the liability exposure and the volatility of net income associated with these liabilities.  These strategies involve the use of reinsurance and derivatives, which may not be completely effective.  For example, in the event that reinsurers or derivative counterparties are unable or unwilling to pay, we remain liable for the guaranteed benefits.

In addition, hedging instruments may not effectively offset the costs of guarantees or may otherwise be insufficient in relation to our obligations.  Furthermore, we are subject to the risk that changes in contract holder behavior or mortality, combined with adverse market events, produce economic losses not addressed by the risk management techniques employed.  These, individually or collectively, may have a material adverse effect on our results of operations, including net income, financial condition or liquidity.

Catastrophic event risks such as terrorist attacks, floods, severe storms or hurricanes, computer cyber-terrorism, or a pandemic disease like the novel coronavirus known as COVID-19, could have a material and adverse effect on our business in several respects by:

•         causing long-term interruptions in our service and the services provided by our significant vendors;

•         creating economic uncertainty, and reducing or halting economic activity;

•         disrupting the financial markets and adversely affecting the value, volatility, and liquidity of securities and other instruments;

•         increasing mortality or mortality risks that could adversely affect our claims experience, the actuarial assumptions that underlie our insurance products, and the costs of reinsurance.

The extent to which these types of catastrophic events, including the recent COVID-19 pandemic, may impact our business, results of operations, financial condition, liquidity, or prospects will depend on future developments that are highly uncertain and cannot be predicted.

Directors, Executive Officers and Corporate Governance

[To be added by pre-effective amendment.]

Executive Compensation

This section is a review, summary and overview of our executive compensation program.

Compensation Philosophy and Strategy

The focus when designing Midland National’s Executive Compensation program is on recruitment, retention and to reward talented individuals and we do so by providing fair and competitive total compensation.  This is accomplished through structured compensation to avoid excessive risk taking and/or behaviors, but which encourages entrepreneurship and promotes exceptional performance.  Our compensation programs are also designed to promote ethical long-term thinking consistent with our objective of creating ever increasing enterprise economic value through solid financial performance.  We provide incentives to enhance shareholder value, drive value creation, increase profits and promote the best returns on capital invested.  We recognize individuals who make significant contributions to Midland National’s performance.

Total compensation is based on a holistic approach and may include any or all of the following:  annual base salary, annual bonus or incentive compensation, long-term bonus or other long-term compensation, deferred compensation, retirement plans such as ESOP, supplemental executive retirement plans and welfare benefits such as life, health and disability insurance.

Compensation will be market driven as determined by periodic independent surveys.  We will regularly survey the marketplace to determine how our total compensation compares with similar positions, as well as comparison with peer companies where possible.  The mix of compensation elements may vary due to specific market conditions for specialized jobs.

As an ESOP owned enterprise, it may not be possible to be competitive with the stock equity programs of peer publicly held companies or total compensation plans of private equity firms.  Executive compensation must be consistent with the principles of employer ownership and long term value creation.  While Executives have higher levels of responsibility and accountability, Midland National’s results reflect the efforts of all employees.

Performance-based compensation will be discretionary and not strictly formulaic.  Discretion includes consideration of circumstances (positive or negative) beyond the control of the Executive that affect performance.  In making decisions on compensation for Executives, both the Executive Committee and Independent Committee (Compensation Committee) will be guided by the fundamental principles of fairness.  Both Committees have the discretion to make compensation decisions that reflect the individual contributions of an Executive to perpetuate Midland National’s existence by creating ever increasing enterprise economic value for the benefit of current and future generations of its employees in order to achieve equity, both internally and in the relevant marketplace.

Since the Executive Committee’s principal focus and duties concern perpetuating Midland National’s existence by creating ever increasing enterprise economic value for the benefit of current and future generations of its employees, it is desirable that the design of compensation programs for members support this focus.

Variable compensation elements for members should emphasize a focus on both the overall performance of Midland National, plus the performance of the Controlled Investments over which any member has lead management oversight responsibility.  The overall performance of Midland National will generally be determined by the change in value year to year.

The Executive Committee will have oversight responsibility for the compensation of Midland National Senior Executives.  As a general rule, this “covered group” will include the senior most leaders of any business unit, and their direct reports.  There may be exceptions warranted where more are included in the covered group, however it will be rare to have fewer covered by this oversight.  All recommendations for compensation changes, promotions, bonuses and awards will be reviewed on a “one over one” basis.  For example, compensation changes requested for a subordinate will require the approval of at least one level above the requestor.  The direct superior will have responsibility for making the compensation recommendation for a subordinate.  Executive Committee approval will be required for any changes impacting the people and positions they oversee.  With the exception of Executive Committee compensation, all recommendations will be reviewed and approved by the next higher level of management.

Annual rewards/incentives for team results should keenly focus leaders on a balance of both short and long term financial results.  Individual Leadership Development Plans (LDP’s) and Discretionary Bonus Objectives (DBO’s) will also be reflected in the annual rewards/incentives.

Through this strategy, not only will we be able to attract and retain the top talent needed to achieve our growth and financial performance objectives, we will also incentivize our top talent to achieve the best possible results.

Compensation Principles:

Determination of annual and long-term incentive awards is discretionary and will not use indexes or mechanical formulas.  When a percentage of base pay is used to calculate a variable compensation award, the base compensation on the last day of the performance period should be used to determine the amount of variable award.

Role of the Executive Committee and Board of Directors

The Board of Directors is the Executive Committee members and the Independent Directors.  The Executive Committee will have oversight responsibility for the compensation of Midland National Senior Executives.  As a general rule, this “covered group” will include the senior most leaders of any business unit, and their direct reports.

Role of the Compensation Committee of the Board of Directors of Midland National

The Independent Directors are the Compensation Committee.  The Compensation Committee is responsible for reviewing and approving the Compensation Philosophy and Programs as recommended by the Executive Committee.  The Compensation Committee is also responsible for creating the compensation incentive programs and plans for the Executive Committee.  The Compensation Committee reviews and approves the compensation recommendations for the Executive Committee direct reports.  The Compensation Committee is responsible for determining and approving the compensation awards (base, bonus, L-TIP) for the Executive Committee and Key Officers.

Role of Human Resources

The Human Resources Department is responsible for the administrative and support tasks related to compensation review and administration, as assigned by the Executive Committee and Compensation Committee.  The Human Resources’ role includes preparing the compensation materials for the review of the Executive Committee and Compensation Committee, evaluating outside data and comparing to our organization, researching and understanding compensation plans in the market and assisting with the design of Company compensation programs and plans, and assisting the Compensation Consultant with relevant information and data.

Role of Compensation Consultant

When needed, the Company has retained Compensation consultants to assist and provide services including serving as an advisor to senior management on various issues relating to executive compensation practices.  They also provide relevant market data and analysis and assist us in evaluating the competitiveness of the total compensation program.

Elements of the Total Rewards for our Executive Officers Compensation

  Base Salary
  Annual Executive Incentive Plan
  Employee Stock Ownership Plan (ESOP) (for some)
  Supplemental ESOP Plan (for some)
  Long-Term Incentive Plan (for some)
  Deferred Compensation Plan (for some)
  Executive Perquisites (Club memberships, cars, etc.)

Base Salary

Our base compensation will be competitive with our industry peers for each position.  We will not be the highest or the lowest, but will strive to maintain a balanced mid-range approach, recognizing the value of all other forms of compensation.  Base compensation may vary between individuals in like positions based on comparative job performance and experience.  Additionally, we will attempt to promote exceptional performance through forms of variable pay which are intended to recognize and reward both individual and collective performance.

Compensation for Senior Executives will be market driven as determined by periodic independent surveys (typically conducted every two to three years) for comparable responsibilities.  Time in position, performance and experience will be used to determine positioning in the range.

Base salary is considered to be the least effective compensation tool for driving desired business results.

Annual Executive Incentive Plan (Bonus)

Focus is on variable “at risk” compensation.  There are two components, operational performance and accomplishment of Discretionary Bonus Objectives (DBO’s).

There shall be significant emphasis on operational performance such as annual financial results, with the balance of focus on personal accomplishments and DBO’s.  Awards are not linear and not formulaic.  Fairness and equity should be the benchmark rather than mechanical formulas.  Awards should be based on what the individual has accomplished.  A participant should not be rewarded for results that were due primarily to positive external factors, nor should a participant be significantly penalized for economic conditions that were uncontrollable and unavoidable.

Awards are based on a look back over the previous year’s results.

  Were the business initiatives identified in the prior year implemented in a timely and competent manner?
  Were there any unforeseen obstacles encountered and how well were these managed?
  Were overall business results achieved in a collaborative and sustainable manner?
  What was the degree of stretch in the business plan targets?

Changes to the design and format of this plan are made periodically as market conditions warrant and may occur during a plan year.

ESOP

Currently, the value of the ESOP as a retirement plan far exceeds that of most other retirement plans in existence.  It is a long term plan that focuses employees on their contribution to value creation.  For the Senior Executives participating in this plan, the portion of the ESOP that exceeds typical retirement plans is considered to be a form of long term compensation.  This important component of compensation must be taken into consideration when determining the total rewards associated with a position.

ESOP Supplemental Executive Retirement Plan (SERP)

ESOP SERP A

IRS regulations limit qualified retirement plan contributions for highly compensated employees.  This plan provides a “make whole” for qualified retirement benefits lost due to treasury limitations.  There is an ESOP SERP A Plan and an ESOP SERP B Plan.  Previous participation in the ESOP SERP A plan has been limited to the top leaders in each Business Unit.  The ESOP award for each participant will be determined and any “lost benefit” not received from the ESOP due to maximum allocation limitations is calculated for each participant and placed in a phantom share account.  The account can only be accessed after separation from service.  If an individual is a participant in the ESOP SERP A they should also be a candidate for entry into the Deferred Compensation plan.

Contributions grow in value on the same basis as the qualified plan contributions.  Timing and form of payment must be elected in advance.  Changes to the design and format of this plan are made periodically as market conditions warrant.

ESOP SERP B

For the ESOP SERP B there is a review each year of potential new participants.  The ESOP SERP B plan is not a phantom share account as is the ESOP SERP A plan but is instead a cash account.  The cash account will be credited with an annual interest at the Executive Committee’s discretion.  There is also a specific vesting requirement for the ESOP SERP B plan.  The account can only be accessed after separation from service and upon attainment of 55 years of age and 10 years of service.

Long-Term Incentive Plan (LTIP)

Focus is on achievement of critical long-term financial goals, with particular emphasis on the creation of shareholder value.  When reviewing business unit value we will look at value growth realized at the annual valuation, as well as dividends from the Business Units and cash invested in the Business Units.  Not formulaic, to the extent possible performance and awards should be determined based on individual business unit results.

Participation is typically limited to the top operational leader in the business unit (President or CEO of a business unit).

Currently, LTIP targets are indexed to 125% of an individuals’ annual incentive target.  Performance is measured over a three-year period and awards vest over the three-year period following the end of the performance period.  50% of the award vests in the year following the performance period and 25% vesting occurs in each of the following two years.

Changes to the design and format of this plan are made periodically in order to respond to changes in the operating environment.

Deferred Compensation Plan

This plan provides a limited number of executives an opportunity to defer any form of cash compensation (base salary, annual Incentive or L-TIP).

This core purpose of Deferred Compensation is to increase focus on value creation.  Therefore, it is desirable to link the interest credit or growth factor of these deferrals to the value created at Midland National.  This can be accomplished in a variety of ways such as stock price growth, Return on Investment (ROI), etc.  Limitations on upside potential and downside risk are provided in the current plan.

Taxes are deferred until actual receipt of funds.  Timing and form of payments must be elected in advance.  Currently, both a lump sum and annual installment option are available.  Changes to the design and format of this plan are made periodically as market conditions warrant.

Executive Perquisites

Automobile allowances and club memberships are provided where competitive market conditions warrant.

Other Compensation and Benefits

In addition to the compensation and benefits noted, we also offer our employees, including our Named Executive Officers, a benefits package that includes group health, dental and vision coverage, group life insurance, short and long-term disability coverage and various deferred compensation and retirement benefits.

The programs are reviewed annually to ensure that the benefits offered are beneficial to our employees, cost-effective and are competitive within our industry.

Tax-Qualified Retirement Plans

The following tax-qualified retirement plans are offered to eligible employees, including our Named Executive Officers:

Midland National’s 401(k) Plan

Midland National sponsors the 401(k) Plan, a tax-qualified plan for its eligible employees, including the Named Executive Officers.  Eligible employees may contribute to the 401(k) Plan on a before tax or after tax Roth 401(k) basis (or any combination of the foregoing), up to a percentage of annual eligible compensation as defined in the plan.  Before-tax and Roth 401(k) contributions are subject to contribution limits ($19,000 in 2019) and compensation limits ($280,000 in 2019) imposed by the Internal Revenue Code of 1986, as amended (the “Code”).  There is no company match.

For 2018, our Named Executive Officers were:

  Esfand Dinshaw, Chairman and Chief Executive Officer
  Donald T. Lyons, President and Chief Financial Officer
  Steve Palmitier, President and Chief Operating Officer MNL & NA
  Rob Tekolste, President, SIAG
  Bill Lowe, Chief Executive Officer and President, SIG & SFN

Sammons Enterprises, Inc. Employee Stock Ownership Plan (“ESOP”).  The ESOP is a plan designed to allow employees of a Sammons Enterprises, Inc. (“Sammons”) company that has adopted the ESOP, to accumulate a retirement benefit based on the value of Sammons Stock while an individual is actively employed by a Sammons company.  The ESOP enables employees to acquire a retirement benefit based on the value of Sammons Stock without cost to the employee.  Employees can use this benefit to increase their income in their retirement years.

Security Ownership of Certain Beneficial Owners and Management

[To be added by pre-effective amendment.]

Transactions with Related Persons Promoters and Certain Control Persons

The Company pays fees to SEI under management contracts that cover certain investment, accounting, employee benefit and management services.  The Company was charged $34,493, $35,522 and $34,175 in 2019, 2018 and 2017, respectively, related to these contracts.

In 2013, the Company issued guaranteed investment contracts (“GICs”) to SEI for $102,000.  In 2016, the Company issued additional GICs of $100,000.  These contracts totaling $202,579 and $201,757 in 2019 and 2018, respectively, are included in liabilities for deposit type funds in the statements of admitted assets, liabilities and capital and surplus.  These contracts pay between 1.3% and 2.7% interest and mature in equal monthly installments for an additional one-year period.  Each contract may be renewed for an additional one-year period.

The Company pays investment management fees to an affiliate, Guggenheim Partners Investment Management Inc. (“GPIM”).  SEI holds an indirect interest in Guggenheim.  During 2019, 2018 and 2017, the Company incurred fees of $44,239, $42,095 and $39,481, respectively, for these investment management services.  The fees are calculated based on the average fair value of invested assets under management multiplied by a contractual rate.

Guggenheim Commercial Real Estate Finance, LLC, (an indirect subsidiary of Guggenheim) provides commercial mortgage loan origination and servicing services for the Company.  The Company incurred expense of $8,036, $8,036 and $8,171 in 2019, 2018 and 2017, respectively, for these commercial mortgage services.  The fee is calculated monthly based on the outstanding principal balance of the commercial mortgage loans and real estate owned multiplied by a contractual rate.

At December 31, 2019, the Company holds an investment security issued by GPIM.  The security is reported in invested assets in the statements of admitted assets, liabilities, and capital and surplus at December 31, 2019 (3.50% interest, $52,972 par, $52,899 reported value, due 2023).  At December 31, 2018, the security was reported in invested assets in the statements of admitted assets, liabilities, and capital and surplus at December 31, 2017 (3.50% interest, $53,569 par, $53,476 reported value, due 2023).

The Company holds $619,268 and $357,013 of investments in debt securities issued by affiliates which are reported in bonds in the statement of admitted assets, liabilities, and capital and surplus at December 31, 2019 and December 31, 2018, respectively.  The Company also holds $573,383 and $515,841 of limited partnership interests in affiliates which are reported in other invested assets in the statement of admitted assets, liabilities, and capital and surplus at December 31, 2019 and 2018, respectively.

The Company provided certain investment, accounting, policy administration and management services to North American.  The Company received reimbursements of $132,296, $134,271 and $115,044 in 2019, 2018 and 2017, respectively, for the costs incurred to render such services.

The Company provides certain insurance and noninsurance services to MNL Re.  The Company received reimbursements of $100 in each of 2019, 2018 and 2017 for the costs incurred to render such services.

The Company provides certain insurance and noninsurance services to Solberg Re.  The Company received reimbursements of $100 in each of 2019, 2018 and 2017 for the costs incurred to render such services.

The Company provided certain investment, accounting, payroll administration and management series to SIG for which it was reimbursed $5,527, $6,676 and $5,421 in 2019, 2018 and 2017, respectively, for costs incurred to render such services.

The Company provided certain investment, accounting, payroll administration and management series to SFN for which it was reimbursed $22,304, $26,134 and $30,915 in 2019, 2018 and 2017, respectively, for costs incurred to render such services.

The Company issued surplus notes payable to SFG in 2013 for $142,000, in 2014 for $200,000 and in 2017 for $495,000.  The interest rates on the surplus notes range from 6.0% to 7.5%.  The surplus notes totaled $837,000 as of December 31, 2019 and 2018.  The Company paid interest to SFG on these surplus notes in the amounts of $54,350, $54,350 and $31,197 in 2019, 2018 and 2017, respectively.

The Company is party to a reinsurance agreement with Guggenheim Life and Annuity Company (“GLAC”), an affiliate.  This is an indemnity agreement and covers 100% of all policies issued from January 1, 2008 through September 30, 2009 of specific annuity plans.  Reserve credits of $135,843 and $169,125, associated with this agreement are reported as a component of liabilities for future policy benefits as of December 31, 2019 and 2018, respectively.  In addition, reserve credits of $1,252 and $1,569 associated with this agreement are reported as a component of policy and contract claims as of December 31, 2019 and 2018, respectively.

The Company is party to a coinsurance agreement with North American.  In this indemnity agreement, the Company assumes 80% of all policies issued by North American on or after January 1, 2014 of specific annuity plans.  The Company recognized $43,733, $104,501 and $263,111 at December 31, 2019, 2018 and 2017, respectively, of premium under this agreement in the statement of operations.  The Company retrocedes 100% of this business to a third party reinsurer through a modified coinsurance agreement.

The Company has a coinsurance agreement with MNL Re, an affiliated limited purpose subsidiary life insurance company.  The Company recognized reserve credits of $974,256 and $959,690  under this agreement on December 31, 2019 and 2018, respectively, which are reflected as a component of liabilities for future policy benefits.  The Company recognized $540,386 and $453,800 at December 31, 2019 and 2018, respectively, of funds held under coinsurance under this agreement.

The Company has a coinsurance agreement with Solberg Re, an affiliated limited purpose subsidiary life insurance company.   The Company received experience refunds related to this agreement of $12,084, $27,409 and $37,095 during the years ended December 31, 2019, 2018 and 2017, respectively.  The Company recognized reserve credits of $535,803 and $518,863 under this agreement on December 31, 2019 and 2018, respectively, which are reflected as a component of liabilities for future policy benefits.  The Company recognized $179,766 and $161,462 at December 31, 2019 and 2018, respectively, of funds held under coinsurance under this agreement which is reported as funds held under coinsurance.

The Company has a coinsurance agreement with Canal Re, an affiliated limited purpose subsidiary life insurance company.  Canal Re was formed on September 30, 2019.  The Company recognized reserve credits of $75,060 under this agreement on December 31, 2019, which are reflected as a component of liabilities for future policy benefits.  The Company recognized $83,095 at December 31, 2019 of funds held under coinsurance under this agreement which is reported as funds held under coinsurance.

Financial Information

As an insurance company, we are required by state insurance regulation to hold a specified amount of reserves in order to meet the contractual obligations to our contract holders.  Our reserves may be held in our general account, or with respect to certain products in our separate accounts.  We monitor our reserves so that we hold sufficient amounts to cover actual or expected contract and claims payments.  It is important to note, however, that there is no guarantee that we will always be able to meet our claims-paying obligations, and that there are risks to purchasing any insurance product or contract.

State insurance regulators also require insurance companies to maintain a minimum amount of capital, which acts as a cushion in the event that the insurer suffers a financial impairment, based on the inherent risks in the insurer’s operations.  These risks include those associated with losses that we may incur as the result of defaults on the payment of interest or principal on our general account and separate accounts’ assets, as well as the loss in market value of those investments.  We may also experience liquidity risk if our general account assets cannot be readily converted into cash to meet obligations to our contract holders or to provide collateral necessary to finance our business operations.

We strive to maintain a solid risk-adjusted capitalization for our current business strategy and related investment risks.  Our capital position is supported by our operations and our fixed-income investment portfolio.  In addition, we are subject to state insurance regulations based on the risk-based capital (“RBC”) requirements of the National Association of Insurance Commissioners (“NAIC”) and report our RBC based on a formula calculated by applying factors to various asset, premium and statutory reserve items, as well as taking into account our risk characteristics.  We currently target a minimum RBC ratio (company action level) of 400%.

Selected Financial Data

Supplementary Financial information

[To be added by pre-effective amendment.]

Management's Discussion and Analysis of Financial Conditions and Results of Operation

The following discussion provides an assessment of the statutory basis financial position and results of operations of Midland National. Statutory accounting practices (“SAP”) financial information is prepared and presented in accordance with accounting practices prescribed or permitted by the NAIC and the Iowa Insurance Division.  Certain differences exist between SAP and GAAP.  See Note 1 of Midland National’s statutory basis audited financial statements, which are included elsewhere in this document, for a detail discussion of these differences.

Overview

Midland National is a life insurance company domiciled in the state of Iowa.  The Company offers a variety of financial and retirement products through multiple distribution channels.  Its insurance products include life insurance, including bank and credit union-owned life insurance, annuities and variable life insurance.

Our primary sources of earnings are (i) the spread that we earn on our investments (i.e., net investment income less cost of money, which includes interest credited to contract holder accounts and costs of hedging) and (ii) mortality gains (i.e., premiums and other revenues offset by life death benefits and increases in reserves), offset by general and administrative expenses.

Analysis of Results of Operations – Years Ended December 31, 2019 and 2018

The following table presents the statutory results of operations for the periods indicated:

Operating results before Federal income taxes and realized capital gains (losses) decreased by 6% for the twelve months ended December 31, 2019 compared to the twelve-month period ended December 31, 2018. This decrease is primarily attributable to increases in certain statutory excess reserves during the 2019 period offset, in part, by improved earnings from company owned life insurance initiated at the end of 2018 and increased amortization of the interest maintenance reserve in 2019.

 Operating results before realized gains and losses decreased 16% in 2019 compared to 2018.  This decrease is larger than the decrease in operating earnings before income taxes primarily due to lower Federal income taxes in 2018 compared to 2019.   Midland National incurred realized losses on fixed maturity securities in 2018 as it sold lower yielding securities and purchased higher yielding securities as interest rates increased in 2018.  These losses in 2018 were the result of increasing interest rates and not due to credit deterioration in the portfolio.  These losses qualify as capital losses for Federal income tax purposes and Midland National had the ability to carry these losses back to offset prior years’ capital gains and receive a benefit equal to the 35% effective rate in those carryback years.  The incremental benefit of the difference between the prior effective tax rate of 35% and the current effective tax rate of 21% is recognized as a reduction in the current year tax provision applicable to operations.  The recognition of the 14% differential as a component of Federal income taxes applicable to operations significantly reduced the 2018 effective tax rate applicable to operations.  There was no similar Federal income tax item in the 2019 tax provision.

Revenues

Total revenues decreased 8% in the twelve months ended December 31, 2019 compared to the twelve months ended December 31, 2018.  Following is a discussion of the primary contributors to this decrease.

Life insurance premiums decreased 28%.  Midland National took steps to limit the amount of additional premium above target premium that could be deposited on certain universal life products. The reduction in premium due to additional premium above target premium has a direct offset in change in policyholder reserves.  First year target premium written in 2019 was lower than the comparable 2018 period.  Target premium for indexed universal life insurance decreased in 2019 compared to 2018, which decrease was partially offset by increased term premiums.  Annuity considerations decreased 4% in 2019 compared to 2018.  This decrease was the result of increased competition in the marketplace.  The lower production is directly offset by a lower change in policyholder reserves.

Net investment income increased 4% in the 2019 period compared to 2018.  The following table provides a summary of the components of net investment income:

The increase in 2019 is primarily attributable to an increase in income from derivative instruments.  Derivative instruments primarily consist of derivatives purchased to economically hedge our exposure to fixed indexed annuity and universal life insurance policyholder obligations.  Midland National recognizes index options and futures payouts as investment income.  This income is offset by a corresponding increase in policyholder reserves.  Index option and futures payouts increased in 2019 compared to 2018 due to the increase in equity market indices in 2019.  Lower index option and futures payouts in the latter half of 2018 were due to the significant decrease in the equity market indices during that period.  Excluding derivative instruments, net investment income decreased 1% in 2019 compared to 2018.  The decrease in net investment income, excluding derivative instruments, is attributable to decreased earned yields on bonds and preferred stocks as general market interest rates decreased during 2019, increased interest expense related to the Company’s securities lending and FHLB lending programs and lower distributions from limited partnerships partially offset by increased earnings from higher levels of commercial mortgage loans.  In addition, the impact from the Company’s allocation of assets to its company owned life insurance at the end of 2018 decreased income from its bond portfolio and increased other income.

The decrease in other income is attributable to a reduction in experience refunds received from an affiliated limited purpose captive subsidiary ($12.1 million in 2019 compared to $27.4 million in 2018) and a significant decrease in net reserve adjustments on reinsurance ceded (reduction of other income of $102.7 million in 2019 compared an increase in other income of $159.4 million in 2018).  The reserve adjustments on reinsurance ceded relate to a large modified coinsurance agreement with an unaffiliated party and the decrease in other income related to this item is offset by a corresponding decrease in policy reserves.  These decreases were partially offset by an increase in earnings from MNL’s company owned life insurance (income of $28.2 million in 2019 compared to a loss of $19.5 million in 2018) and increased amortization of the interest maintenance reserve (income of $28.7 million in 2019 compared to income of $19.5 million in 2018).

Benefits and Expenses

Policyholder benefits increased 9% in 2019 compared to 2018.  This increase was primarily attributable to a 11% increase in life and annuity surrender benefits and a 3% increase in life and annuity death benefits.  The annuity benefits are offset by a corresponding decrease in policyholder reserves.  The life death benefits result in an impact to operating earnings by the amount of benefit paid above the amount of policyholder reserve released, net of reinsurance.

Change in policyholder reserves decreased 32% in 2019 compared to 2018.  This is the result of lower annuity considerations received, a significant decrease in reserves applicable to the modified coinsurance agreement previously discussed in the other income analysis offset, in part, by higher excess reserve increases on certain life insurance business.

Operating costs and other items decreased 7% in 2019 compared to 2018.  This decrease is the net of a decrease in general operating expenses of 9%, a decrease in commission expenses of 4% and an increase in state premium taxes of 2%.  The decrease in general operating expenses in 2019 is primarily due to reduced legal expenses partially offset by increased salaries and benefit costs.  Commissions have decreased as a result of our lower life and annuity premium considerations.

Net transfers to (from) separate accounts decreased 26% in 2019 compared to 2018.  Transfers to (from) separate accounts consist of the net transfer of premiums and benefits related to our variable life, variable annuity and bank owned life insurance.  This transfer has no impact on the Company’s operations as the transferred premiums and benefits are reported elsewhere in the statement of operations.  The net transfer decreased in 2019 due to the reductions in premiums received on the separate account business, principally the bank owned life insurance.

Federal Income Taxes

The effective Federal income tax rate applicable to operations in 2019 was 15% compared to 5% in 2018.  The increase in the effective tax rate is primarily attributable to Midland National’s realized capital losses in 2018 that were carried back to previous periods resulting in a recognized tax benefit of 35%, which rate was effective in the carryback periods.  The differential in the rates of 35% and 21% was recognized as a benefit in the 2018 tax provision applicable to operations.  The effective Federal income tax rate in 2019 aligns with Company expectations on a going forward basis.  The expected effective Federal income tax rate is lower than the statutory rate of 21% due to tax credits from qualified tax credit bonds held by the Company and other tax exempt bond income.

Realized Gains (Losses) Net of Federal Income Taxes

Realized losses in 2019 were $35.3 million compared to losses of $83.0 million in 2018.  For statutory reporting purposes, realized gains (losses) reported on the statement of operations are net of gains and losses transferred to the Interest Maintenance Reserve (“IMR”).  Amounts transferred to IMR, which is a liability reported in the statement of financial position, are gains and losses resulting from changes in interest rates and are amortized into operations over the estimated remaining lives of the securities sold.  Gains and losses reported in the statement of operations are credit and non-interest related.  The losses reported in 2019 were primarily related to other than temporary impairments recognized on several oil and gas exploration and production securities, an impairment on a private debt fund security and additional impairments on real estate owned.  The losses reported in 2018 are primarily attributable to a loss of $71 million on the liquidation of a service company subsidiary.  This loss was offset by the release of a corresponding unrealized loss directly in surplus.  The balance of the losses in 2018 were primarily applicable to an impairment on real estate owned.

Analysis of Results of Operations – Years Ended December 31, 2018 and 2017

The following table presents the statutory results of operations for the periods indicated:

Operating results before federal income taxes and realized capital gains (losses) decreased by 27% for the twelve months ended December 31, 2018 compared to the twelve-month period ended December 31, 2017. This decrease is primarily attributable to the recognition of excess reserve increases on certain life insurance business.   Prior to 2018 this business was ceded to an outside third party.  In addition, 2018 was negatively impacted by expenses incurred to initiate the company owned life insurance program.

Operating results before realized gains and losses decreased 2% in 2018 compared to 2017.  This decrease is much smaller than the decrease in pre-tax operating earnings due to a lower effective tax rate applicable to operations.   Midland National incurred realized losses on fixed maturity securities in 2018 as it sold lower yielding securities and purchased higher yielding securities as interest rates increased in 2018.  These losses in 2018 were the result of increasing interest rates and not due to credit deterioration in the portfolio.  These losses qualify as capital losses for Federal income tax purposes and Midland National had the ability to carry these losses back to offset prior years’ capital gains and receive a benefit equal to the 35% effective rate in those carryback years.  The incremental benefit of the difference between the prior effective tax rate of 35% and the current effective tax rate of 21% is recognized as a reduction in the current year tax provision applicable to operations.  This, along with the reduction in the Federal income tax rate to 21%, decreased the Company’s effective tax rate applicable to operations in 2018 compared to 2017.

Revenues

Total revenues decreased 16% in the twelve months ended December 31, 2018 compared to the twelve months ended December 31, 2017.  Following is a discussion of the primary contributors to this decrease.

Life insurance premiums decreased 19%.  Midland National took steps to limit the amount of additional premium above target premium that could be deposited on certain universal life products.  First year target premium written in 2018 was comparable to the 2017 period.  The decrease is attributable to a reduction in premium deposits above target.  This reduction in premium has a direct offset in change in policyholder reserves.

Annuity considerations decreased 4% in 2018 compared to 2017.  This decrease was the result of increased competition in the marketplace.  The lower production is directly offset by a lower change in policyholder reserves.

Net investment income decreased 27% in the 2018 period compared to 2017.  The following table provides a summary of the components of net investment income:

The primary reason for the decrease in 2018 is attributable to a decrease in income from derivative instruments.  Derivative instruments primarily consist of derivatives purchased to economically hedge our exposure to fixed indexed annuity and universal life insurance policyholder obligations.  Midland National recognizes index options and futures payouts as investment income.  This income is offset by a corresponding increase in policyholder reserves.  Index option and futures payouts were much lower in 2018 compared to 2017 due to the decrease in equity market indices in the latter half of 2018.  Excluding derivative instruments, net investment income decreased 2% in 2018 compared to 2017.  The decrease in net investment income, excluding derivative instruments, is attributable to a decrease in distributions from limited partnerships, an increase in interest expense related to outstanding surplus notes and an increase in interest expense from security lending activity as short term interest rates increased during 2018 offset, in part, by increased earnings from bonds.

The increase in other income is primarily attributable to a reduction in investment income ceded applicable to funds withheld reinsurance due to a significant decrease in income from derivatives applicable to the ceded business.  This reduction, which has the impact of increasing other income, is directly offset by the decreased investment income from derivative instruments previously discussed.  This increase in other income was offset, in part, by reduced experience refunds received from an affiliated limited purpose captive subsidiary ($27.4 million in 2018 compared to $37.1 million in 2017) and other income is lower due to costs related to a company owned life insurance program launched in late 2018, which resulted in reducing other income by $11.3 million in 2018.

Benefits and Expenses

Policyholder benefits increased 12% in 2018 compared to 2017.  This increase was primarily attributable to a 13% increase in life and annuity surrender benefits and a 10% increase in life and annuity death benefits.  The annuity benefits are offset by a corresponding decrease in policyholder reserves.  The life death benefits result in an impact to operating earnings by the amount of benefit paid above the amount of policyholder reserve released, net of reinsurance.

Change in policyholder reserves decreased 36% in 2018 compared to 2017.  This is the result of lower annuity considerations received, lower index credits applied to policyholder account balances (which amount is offset by lower investment income from derivative instruments previously discussed) offset, in part, by higher excess reserve increases on certain life insurance business.

Operating costs and other items decreased 1% in 2018 compared to 2017.  This decrease is the net of an increase in general operating expenses of 11% offset by a decreases in commission expenses of 8% and state premium taxes of 19%.  The general operating expenses have increased due to increased costs incurred related to technology investments in our businesses.  The commissions and state premium taxes have decreased as a result of our lower life premium considerations.

Net transfers to (from) separate accounts decreased 40% in 2018 compared to 2017.  Transfers to (from) separate accounts consist of the net transfer of premiums and benefits related to our variable life, variable annuity and bank owned life insurance.  This transfer has no impact on the Company’s operations as the transferred premiums and benefits are reported elsewhere in the statement of operations.  The net transfer decreased in 2018 due to the reductions in premiums received on the separate account business, principally the bank owned life insurance.

Federal Income Taxes

The effective Federal income tax rate applicable to operations in 2018 was 5% compared to 29% in 2017.  The decrease in the effective tax rate is primarily attributable to 1) the decrease in the statutory corporate tax rate from 35% in 2017 to 21% in 2018, and 2) as previously discussed, Midland National incurred realized capital losses that were carried back to previous periods and recognized a tax benefit of 35%, which rate was effective in the carryback periods.  The differential in the rates of 35% and 21% is recognized as a benefit in the 2018 tax provision applicable to operations.

Realized Gains (Losses) Net of Federal Income Taxes

Realized losses in 2018 were $83.0 million compared to realized gains of $50.4 million in 2017.  For statutory reporting purposes, realized gains (losses) reported on the statement of operations are net of gains and losses transferred to the Interest Maintenance Reserve (“IMR”).  Amounts transferred to IMR, which is a liability reported in the statement of financial position, are gains and losses resulting from changes in interest rates and are amortized into operations over the estimated remaining lives of the securities sold.  Gains and losses reported in the statement of operations are credit and non-interest related.  The losses reported in 2018 are primarily attributable to a loss of $71 million on the liquidation of a service company subsidiary.  This loss was offset by the release of a corresponding unrealized loss directly in surplus.  The balance of the losses in 2018 were primarily applicable to an impairment on real estate owned.  The realized gains reported in 2017 substantially consist of tax benefits realized on previously impaired securities that were sold or deemed worthless for tax purposes in 2017.  For statutory financial reporting purposes, the tax benefits on impaired securities are not reported in the statement of operations until the securities are ultimately sold or deemed worthless.

Liquidity and Capital Resources

Liquidity

Cash inflows consist primarily of premiums and deposits on insurance and annuity products, investment income and proceeds from sales or maturities of investments.  Cash outflows consist primarily of benefits to policyholders and beneficiaries, payments for policy and contract surrenders, dividends to Sammons Financial Group, payments for investments acquired, operating expenses and taxes.

Midland National structures its investment portfolio to provide liquidity for timely payment of policy benefits, operational expenses and other obligations such as dividends.  Midland National’s cash and short-term invested assets were $494.4 million and $673.3 million at December 31, 2019 and December 31, 2018, respectively.

Net cash provided by operating activities was $1,715.8 million and $2,306.7 million for the years ended December 31, 2019 and December 31, 2018, respectively.  Net cash flow from operating activities primarily consists of net investment income and premium receipts from insurance contracts less benefit payments, operating expenses and income taxes.  The reduction in cash provided by operating activities in 2019 is primarily due to lower premiums collected during 2019 compared to 2018 and an increase in benefit and surrender payments due to the aging of the Company’s business.

Cash flow (used by) or from financing activities was ($572.1) million and ($984.0) million for the years ended December 31, 2019 and 2018, respectively.  The use of cash in 2019 and 2018 was primarily related to the initial purchase of company owned life insurance of $547.8 million in 2019 and $488.7 million in 2018.  During 2019, there was an increase in collateral liability of $253.5 million in 2019, which partially offset the use of cash related to the 2019 purchase of company owned life insurance.  During 2018, there was a decrease of $322.0 in collateral liability associated with collateral posted by index option counterparties.  The posted collateral decreased significantly due to the reduction in equity indices during the latter part of 2018.  The opposite occurred in 2019 as equity markets improved.

Midland National is a member of the FHLB of Des Moines.  The FHLB membership provides the Company a borrowing facility with access to low cost funding.  As members of the FHLB, Midland National is required to purchase and hold the FHLB common stock.  In addition, Midland National is required to purchase activity common stock equal to 4.0% of outstanding borrowings.  As of December 31, 2019, Midland National owned a total of $100.9 million of membership and activity common stock of the FHLB.

The Company utilizes the FHLB borrowing ability as a source of funding to complement its security lending program.  The Company had total outstanding borrowings from the FHLB of $2.3 billion at December 31, 2019 and December 31, 2018.  These borrowings are fully secured by assets pledged as collateral to the FHLB.  The total borrowing capacity available to the Company is dependent on the type and amount of assets eligible to be pledged as collateral.  The Company believes it has sufficient assets available to be pledged as collateral to meet any unexpected liquidity need in the foreseeable future.

The Company utilizes a security lending program (primarily repurchase agreements) to enhance investment income.  This program could be used as a source of short-term funds if the need arose.  As of December 31, 2019 and December 31, 2018, the Company had outstanding repurchase agreements of $3.9 billion.  The repurchase agreements involve the sale of securities and an agreement to repurchase the same securities at a later date at an agreed-upon price.  Our policy requires that, at all times during the term of the repurchase agreements, cash or other types of collateral provided is sufficient to allow the counterparty to fund substantially all of the cost of purchasing replacement assets.  The cash proceeds received under these repurchase agreements are typically invested in fixed income securities.  The Company accounts for these transactions as secured borrowings, where the amount borrowed is tied to the fair value of the underlying collateral securities.  The collateral for these agreements is reported in bonds in the balance sheet of the Company.  Iowa, the state of domicile for the Company, limits the amount of securities lending to 10% of policyholder legal reserves.  As of December 31, 2019, Midland National’s securities lending was 9.25% of policyholder legal reserves.

At December 31, 2019 Midland National had outstanding capital commitments to limited partnerships of $374.5 million.

Insurance Policyholder Liabilities

Liquidity needs vary by product.  Factors that affect each product’s need for liquidity include interest rate levels, contract size, competitive products, termination or surrender charges, market value adjustments, federal income taxes, benefit levels and level of underwriting risk.  To help assure that obligations will be met when they fall due, the Company uses asset/liability cash flow management techniques that take into consideration current and total investment return requirements, asset and liability durations, risk tolerance, and cash flow requirements.  The Company closely monitors the general account to assess asset/liability matching and to modify investment strategies and rebalance investment portfolio durations as necessary.  The fair values for liabilities under all insurance contracts are taken into consideration in the overall management of interest rate risk.

The Company’s product features enhance its liquidity position.  Virtually all individual deferred annuity products and universal life products contain surrender charges for varying durations, reducing the risk that customers will seek withdrawals during the period surrender charges are in place.  Surrender charges allow the Company to better plan the maturities of its invested assets by reducing the risk that future cash outflows will exceed anticipated levels.  Also, 67% of the Company’s in-force annuity products (measured by reserves) at December 31, 2019 had a market value adjustment (“MVA”) that protects the Company when surrenders occur as a result of changes in market interest rates.

The following table provides a summary of statutory annuity reserves by withdrawal characteristics:(1)

	December 31, 2019:
(dollars in millions)	Annuity Reserve Amount	Percent of Total
Subject to discretionary withdrawal:
With fair value adjustment............................................................................	$ 21,698.8	64%
At fair value................................................................................................	1,758.6	5%
At book value less surrender charge of 5% or more........................................	365.9	1%
Total with adjustment or fair value.............................................................	23,823.3	70%
At book value without adjustment.................................................................	9,648.4	28%
Not subject to discretionary withdrawal............................................................	570.8	2%
Total........................................................................................................	34,042.5	100%
Reinsurance ceded.......................................................................................	(3,639.6)
Total net of reinsurance..........................................................................	$ 30,402.9

(1)     Annuity contract reserves and deposit fund liabilities are monetary amounts that an insurer must have available to provide for future obligations with respect to annuities and deposit funds.  These are liabilities on the balance sheets of financial statements prepared in conformity with statutory accounting practices.  These amounts are at least equal to the value to be withdrawn by policyholders.

As indicated in the table above, 2% of policyholder funds at December 31, 2019 were not subject to discretionary withdrawal and another 70% were subject to adjustments and charges that are designed to protect the Company from early withdrawals in the event that they occur.  We believe that this structure provides the Company with a relatively stable block of deposit liabilities which helps reduce the risk of unexpected cash withdrawals and the adverse financial effects cash withdrawals could cause.

Certain of our life and annuity products include guaranteed benefits, including guaranteed minimum death benefits, guaranteed minimum withdrawal benefits, guaranteed minimum accumulation benefits, and guaranteed minimum income benefits.  These guarantees are designed to protect contract holders against significant downturns in securities markets and interest rates.  Any such periods of significant and sustained downturns in securities markets, increased equity volatility, or reduced interest rates could result in an increase in the valuation of our liabilities associated with those products.  An increase in these liabilities would result in a decrease in our net income.

Although cash flow testing includes many different scenarios, cash flow requirements are inherently unpredictable, as they are affected by external factors, such as changes in interest rates.

There can be no assurance that future experience regarding benefits and surrenders will be similar to historic experience because withdrawal and surrender levels are influenced by factors such as the interest rate environment and the Company’s claims-paying and financial strength ratings.

Capital Resources

As of December 31, 2019 and 2018, Midland National’s total adjusted capital (“TAC”), as defined by the NAIC, was $4,349.5 million and $4,018.9 million, respectively.  The TAC is used to calculate the Company’s risk based capital (“RBC”) at the end of each reporting period.  As of December 31, 2019 and 2018, Midland National’s authorized control level RBC was 931% and 983%, respectively.  Midland National’s TAC is well in excess of all RBC standards as of both indicated reporting dates.  In addition, Midland National monitors its capital levels as determined by each of its rating agencies (AM Best, Standard & Poor’s and Fitch).  As of December 31, 2019 and 2018 Midland National’s capital exceeds the amount necessary to maintain its current ratings.

The following table summarizes the components of MNL’s TAC:

The Company is wholly owned by SFG and its ability to pay dividends is limited by the laws of the state of Iowa, its state of domicile.  Without prior approval of the commissioner of the Iowa Insurance Division, MNL is limited to pay ordinary dividends to SFG of $406.5 million in 2020.  MNL paid dividends to SFG of $222.3 million in 2019, $232.4 million in 2018 and $387.1 million in 2017.  The 2017 dividend included $200.0 million utilized by SFG to purchase a surplus note from MNL.  The result of this activity is a reclassification of unassigned surplus to surplus notes.  There was no net impact on total capital and surplus.

Midland National has three wholly owned limited purpose captive subsidiaries domiciled in the state of Iowa.  The purpose of these captive subsidiaries is to provide statutory relief for redundant statutory required reserves on certain life insurance policies.  The statutory relief is in the form of admissibility of qualifying regulatory defined other security assets.  The following describes the arrangements applicable to each wholly owned limited purpose captive subsidiary.

Solberg Reinsurance Company (“Solberg Re”), a wholly owned limited purpose subsidiary domiciled in the state of Iowa, secured a contingent note guarantee from an unrelated third party insurance company.  The contingent note guarantee supports redundant statutory required reserves on certain term life insurance policies assumed from Midland National and North American Company for Life and Health Insurance (“North American”), an affiliate of Midland National.  The contingent note guarantee has a term of 18 years and has a maximum issuance amount of $726 million, of which $612.0 million was issued and outstanding at December 31, 2019.   The contingent note guarantee can be drawn upon when actual policy benefits applicable to the specific life insurance term policies exceed specified thresholds.  Solberg Re does not anticipate drawing funds against the contingent note guarantee.  The amount of the contingent note guarantee is reported as an admitted asset by Solberg Re.

MNL Reinsurance Company (“MNL Re”), another wholly owned limited purpose subsidiary domiciled in the state of Iowa, secured a contingent note guarantee by an unrelated third party for specific risks on certain permanent life insurance policies assumed by MNL Re from Midland National and North American.  The contingent note guarantee has a term of 18 years and an aggregate maximum amount of $1,432 million, of which $989.5 million was utilized at December 31, 2019.  The contingent note can be drawn upon when actual policy benefits applicable to the specific permanent life insurance policies exceed certain thresholds.  MNL Re does not anticipate drawing funds against the contingent note.  The amount of the contingent note guarantee is reported as an admitted asset by MNL Re.

Canal Reinsurance Company (“Canal Re”), a wholly owned limited purpose subsidiary domiciled in the state of Iowa, was launched on September 30, 2019 at which time it secured a contingent note guarantee from an unrelated third party insurance company.  The contingent note guarantee supports redundant statutory required reserves on certain term life insurance policies assumed from Midland National and North American.  The contingent note guarantee has a term of 18 years and has a maximum issuance amount of $411 million, of which $298.0 million was issued and outstanding at December 31, 2019.   The contingent note guarantee can be drawn upon when actual policy benefits applicable to the specific life insurance term policies exceed specified thresholds.  Canal Re does not anticipate drawing funds against the contingent note guarantee.  The amount of the contingent note guarantee is reported as an admitted asset by Canal Re.

Midland National’s parent, SFG, has issued senior notes in 2013 and 2017.  The proceeds from these notes were used to purchase surplus notes from SFG’s insurance subsidiaries to support business growth.  Midland National received $142 million in 2013 and $295 million in 2017 as capital contributions from these senior note offerings to support its business growth.  SFG has the ability to issue additional debt in order to support future business growth of Midland National and other insurance subsidiaries.  SEI also has access a bank line of credit and other sources of capital that can be contributed to SFG and its insurance subsidiaries to support business growth.

Investments

Midland National had total cash and invested assets of $53,060.0 million and $51,705.2 million at December 31, 2019 and 2018, respectively, as illustrated below:

All investments held by the Company are monitored for conformity with the qualitative and quantitative limits prescribed by the Iowa insurance laws and regulations.  In addition, the Company’s Board of Directors periodically reviews the investment portfolio, including its credit quality and performance.  The Company’s investment strategy is to maintain a predominantly investment-grade, fixed maturity portfolio to provide adequate liquidity for projected insurance and reinsurance obligations, and to generate income while prudently managing the portfolio’s risk.

Bonds

The following table summarizes the admitted values and estimated fair values of the Company’s bond portfolio for the years ended December 31, 2019 and 2018:

The Company’s rating designations are based on ratings from nationally recognized rating organizations, primarily those assigned by S&P, Moody’s Investor Service, Inc. (“Moody’s”) and Fitch.  The Company’s bond portfolio consisted of 96.4% and 95.9% of investment grade securities at December 31, 2019 and 2018, respectively.  The NAIC Securities Valuation Office (“SVO”) is responsible for the day-to-day credit quality assessment and valuation of securities owned by state-regulated insurance companies.  Comparisons between the NAIC ratings and rating agency designations are published by the NAIC.  The NAIC assigns securities quality ratings and uniform valuations, which are used by insurers when preparing their annual statements to their state insurance regulators.  The NAIC ratings are similar to the rating agency designations of the Nationally Recognized Statistical Rating Organizations (“NRSRO”) for marketable bonds.  NAIC ratings 1 and 2 include bonds generally considered investment grade (rated Baa3 or higher by Moody’s, or BBB- or higher by S&P and Fitch), by such ratings organizations.  NAIC ratings 3 through 6 include bonds generally considered below investment grade (rated Ba1 or lower by Moody’s, or rated BB+ or lower by S&P and Fitch).  Typically, if a security has been rated by an NRSRO, the SVO utilizes that rating and assigns an NAIC designation based on the following system:

The following table summarizes Midland National’s bond portfolio by NAIC ratings:

The admitted value of investments in bonds, by contractual maturity, are summarized below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties:

Important factors in the selection of investments include diversification, credit quality, liquidity, yield and call protection.  The relative importance of these factors is determined by market conditions and underlying product or portfolio characteristics.  The largest asset class in which bonds were invested was Industrial and Miscellaneous, which constituted 59.9% and 63.6% of bonds at December 31, 2019 and 2018, respectively.

The following tables summarize the Company’s sector allocation, admitted values, estimated fair values and ratings distribution for Industrial and Miscellaneous bonds at December 31, 2019 and 2018:

(In thousands)

	At December 31, 2019			At December 31, 2018		
	Estimated Fair Value	Admitted Value	% of total	Estimated Fair Value	Admitted Value	% of total
Industrial & Miscellanous						
Transportation	$ 3,409,389	$ 3,149,664	11.8%	$ 3,296,008	$ 3,291,694	11.8%
Banking	3,204,453	2,863,600	10.8%	3,065,605	3,129,082	11.4%
CLO	3,100,495	3,045,885	11.4%	2,817,865	2,873,017	10.4%
MilitaryHousing	2,961,452	2,991,400	11.2%	2,663,824	2,529,719	9.2%
Insurance	2,286,426	2,115,433	7.9%	2,184,188	2,158,488	7.8%
Financial	1,384,775	1,357,590	5.1%	1,253,334	1,332,496	4.8%
Whole Business	1,162,098	1,079,257	4.1%	1,216,261	1,213,519	4.4%
Agency	981,771	942,379	3.5%	1,057,850	1,082,202	3.9%
Energy	918,743	883,875	3.3%	1,039,525	1,062,038	3.9%
Traditional-Conduit	857,927	841,408	3.2%	779,856	819,734	3.0%
REIT	683,665	651,847	2.4%	592,462	592,699	2.2%
Consumer Cyclical	627,489	589,390	2.2%	558,656	562,489	2.0%
Consumer Non Cyclical	602,301	552,445	2.1%	547,462	561,315	2.0%
Prime	539,905	514,715	1.9%	553,760	534,050	1.9%
Communications	507,672	481,645	1.8%	517,671	518,177	1.9%
Brokerage/Asset Managers/Exchanges	484,641	438,622	1.6%	495,543	496,953	1.8%
Technology	369,996	345,511	1.3%	487,315	488,223	1.8%
Alt-A	325,338	306,204	1.1%	354,921	324,465	1.2%
Triple NetLease	323,662	293,456	1.1%	321,129	320,117	1.2%
Basic	296,114	288,890	1.1%	310,864	315,860	1.1%
Electric	277,275	276,839	1.0%	288,800	273,382	1.0%
Cell Tower	226,727	205,771	0.8%	266,798	268,305	1.0%
Other Financials	218,971	206,967	0.8%	248,920	249,614	0.9%
CRE-CLO	214,130	185,288	0.7%	237,091	239,472	0.9%
Traditional-Single Borrower	196,967	193,161	0.7%	203,872	204,859	0.7%
Sovereign	193,995	180,195	0.7%	205,803	203,821	0.7%
CDO	193,586	191,313	0.7%	197,554	197,920	0.7%
Automotive	170,933	160,967	0.6%	186,281	185,957	0.7%
Other	165,181	149,923	0.6%	166,928	161,215	0.6%
NetLease	161,988	155,736	0.6%	141,180	137,576	0.5%
CTL	157,685	156,194	0.6%	142,212	135,381	0.5%
Subprime	127,576	115,178	0.4%	144,140	132,229	0.5%
Other ABS	127,423	120,733	0.5%	120,564	121,124	0.4%
Credit Card	122,390	116,314	0.4%	115,935	118,000	0.4%
Finance Company	118,885	118,000	0.4%	113,786	113,613	0.4%
Diversified Payment Rights	97,014	93,919	0.4%	104,358	105,471	0.4%
Consumer Unsecured	89,589	81,279	0.3%	99,794	99,359	0.4%
Capital Goods	54,419	53,490	0.2%	98,214	98,640	0.4%
Servicing Advance	50,325	48,052	0.2%	88,806	89,347	0.3%
Other Industrials	48,345	36,933	0.1%	74,079	69,771	0.3%
Non-Traditional	34,903	31,827	0.1%	50,285	48,687	0.2%
Power	23,584	23,747	0.1%	47,232	48,178	0.2%
Re-Remic	2,803	2,800	0.0%	56,614	44,149	0.2%
Total Industrial & Miscellanous	$ 28,103,006	$ 26,637,842	100.0%	$ 27,513,345	$ 27,552,407	100.0%

	At December 31, 2019			At December 31, 2018		
NAIC Designation	Estimated Fair Value	Admitted Value	% of total	Estimated Fair Value	Admitted Value	% of total
1	$ 17,877,818	$ 17,038,330	63.6%	$ 17,750,971	$ 17,746,883	64.4%
2	9,170,734	8,588,159	32.6%	8,474,580	8,481,282	30.8%
3	859,564	822,304	3.1%	1,160,007	1,192,773	4.3%
4	142,777	138,306	0.5%	112,884	115,848	0.4%
5	43,389	42,112	0.2%	13,669	14,538	0.1%
6	8,724	8,631	0.0%	1,234	1,083	0.0%
Total Industrial & Miscellaneous	$ 28,103,006	$ 26,637,842	100.0%	$ 27,513,345	$ 27,552,407	100.0%

The following table summarizes the Company’s sector allocation, admitted values, estimated fair values and ratings distribution for Bank Loans at December 31, 2019 and 2018:

The following tables summarize the security type, admitted values, estimated fair values and ratings distribution for the Company’s investments in Parents, Subsidiaries and Affiliates at December 31, 2019 and 2018:

Mortgage Loans

The following tables outline the Company’s mortgage loans by property type and geographic location :

The following table summarizes the Company’s mortgage loans by year of origination, current carrying value, average loan-to-value (“LTV”) at date of origination and range of interest rates.

Other Invested Assets

Other invested assets are comprised of limited partnerships, limited liability companies, residual equity interests, collateral loans, surplus notes and reverse mortgages.  The following table summarizes the admitted value and unfunded commitments for the categories of other invested assets reported in the Company’s balance sheet.

Derivatives

Derivatives consist of options, futures, interest rate floors, interest rate swaps and foreign currency forwards.  Midland National uses derivative instruments to manage its fixed indexed and policy obligations, interest guarantees and interest rate and credit risks applicable to its investments.

Derivatives are financial instruments whose values are derived from interest rates, financial indices, or other prices of securities.  Under Iowa insurance statutes, Midland National may use derivatives to hedge market values or cash flows of assets or liabilities; to replicate cash market instruments; and for limited income generating activities.  Midland National is generally prohibited from using derivatives for speculative purposes.

The following table presents the estimated fair value and admitted value for assets and reported value for liabilities of derivatives:

Qualitative and Quantitative Disclosures about Market Risk

Midland National is primarily exposed to market risk through its investment activities and management of its policyholder insurance account balances.  The investment portfolio is managed with the objective of generating returns that meet pricing spread targets and fulfill future policyholder obligations.

Interest rate, liquidity and credit risk related to our investment portfolio are our primary market risk exposures.  In addition, we are exposed to interest rate risk and risks associated with hedging our indexed life and annuity policyholder obligations.  Midland National’s financial position and earnings are subject to various market risks including changes in interest rates, changes in the yield curve, changes in risk-free and risk-adjusted spreads and movements in equity indices levels.  These market risks impact the fair values of our bonds and, to a lesser extent, our other invested assets, the levels of interest credited to our policyholder account balances and the participation and cap rates available on our fixed indexed annuity and life insurance products.  Many of our annuity and life insurance products feature surrender charges, market value adjustments and other features to encourage policyholder persistency.

There may be a limited market for certain investments we hold in our investment portfolio.  These investments, which may be illiquid under certain circumstances, include privately-placed bonds, mortgage loans, policy loans, real estate and other limited partnerships.  Under certain market conditions, some of our very high quality bonds can experience reduced liquidity such as during periods of market volatility or disruption.  Under these circumstances market prices may be lower than our carrying value and we could be forced to sell these investments at a loss.

The credit risk in our investment portfolio is related to the risk of default by the issuers of fixed income invested assets and mortgages held in our portfolio.  Our product pricing incorporates a certain level of defaults within our portfolio.  Historically, the actual level of defaults has not exceeded the assumed level built into our product pricing.  Our investment manager applies vigorous credit analysis prior to the purchase of a security and during the holding period in order to minimize the negative impact from security defaults.

Midland National manages these markets risks by utilizing a comprehensive asset/liability management process involving the monitoring of asset and liability interest rate sensitivities for our various products.  This process includes cash flow testing under various interest rate scenarios, including severe stress tests.  The monitoring includes an analysis of rebalancing the assets and liabilities under the various scenarios with respect to interest rate movements, risk profiles and cash flow characteristics.  Midland National has established internal guidelines for matching the duration of our assets and liabilities.  The duration of our assets and liabilities measures the present value of asset or liability cash flows and is used to measure the sensitivity to changes in interest rates.  Maintaining a close relationship between the duration of our assets and liabilities reduces the risk of an adverse impact to our financial condition or operations as a result of changing interest rates.

Midland National sells life and annuity products that provide for a guarantee base return and a higher return tied to several major equity market indices.  In order to mitigate this market risk, Midland National purchases over-the-counter index options and futures contracts that compensate us for any appreciation over the strike price and offsets the corresponding increase in the policyholder obligation.  Midland National purchases index call options on applicable indices and enters futures contract during the year to fund the annual index credits on our fixed indexed life and annuity policies.  The risk associated with these purchases is the fluctuation of costs from period to period.  We manage this risk by adjusting caps and participation rates on the applicable indexed products within contractual limitations.  By managing the caps and participation rates we can limit the cost of the options and futures to be within product pricing assumptions subject to contractual limitations.  For the past three years, index credits to policyholders were $444.1 million in 2019, $823.2 million in 2018 and $927.6 million in 2017.  Proceeds from option payouts and futures contracts were $456.3 million in 2018, $832.0 million in 2018 and $935.3 million in 2017.  The difference between proceeds received and index credits is the result of over-hedging that occurs as a result of policyholder behavior.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Financial Statements

[To be filed by pre-effective amendment.]

Appendix – Unit Value Examples

For each active Cycle, the Unit Value will be calculated on each Cycle Business Day based on each Cycle’s Fair Value as determined by a Fair Value Calculation Agent and the number of Units in force.

Start Date

The initial Unit Value will be set at $10 for each Cycle on the Start Date.

During the Cycle Term

Each Cycle Business Day prior to Maturity Date, the Unit Value will be calculated and is the lesser of A) and B).

A)  The preliminary Unit Value

a.         Each Business Day the Fair Value of each Cycle will be determined by a Fair Value Calculation Agent

b.         The preliminary Unit Value = Fair Value/number of Units

B)  The preliminary Unit Value adjusted for Proportional Performance Ceiling Rate

a.         The percentage gain in the Unit Value, prior to the Maturity Date, is limited by the amount of time that elapsed since the Start Date.

b.         The preliminary Unit Value adjusted for the Proportional Performance Ceiling Rate = {initial Unit Value} * {1 + (Performance Ceiling Rate) * [(number of days elapsed since Start Date) / (number of days in Cycle Term)]}.

Example 1: A Cycle that is 146 days since the Start Date, has a 1 year Cycle Term, a 20% Performance Ceiling Rate, a Fair Value of $1,150,000, and a current number of Units of 100,000.

A)  The preliminary Unit Value= Fair Value / number of Units = $1,150,000 / 100,000 = $11.50

B)  The preliminary Unit Value adjusted for the Proportional Performance Ceiling Rate = {initial Unit Value} * {1+(Performance Ceiling Rate) * [(number of days elapsed since Start Date) / (number of days in Cycle Term)]} = $10 * {1+20% * (146/365)} = $10.80

Unit Value = Lesser of A) and B) equals Min{$11.50 and $10.80} = $10.80

Example 2: A Cycle that is 146 days since the Start Date, has a 1 year Cycle Term, a 20% Performance Ceiling Rate, a Fair Value of $800,000, and number of Units of 100,000.

A)  The preliminary Unit Value= Fair Value / number of Units = $800,000 / 100,000 = $8.00

B)  The preliminary Unit Value adjusted for the Proportional Performance Ceiling Rate = {initial Unit Value} * {1+(Performance Ceiling Rate) * [(number of days elapsed since Start Date) / (number of days in Cycle Term)]} = $10 * {1+20% * (146/365)} = $10.80

Unit Value = Lesser of A) and B) equals Min{$8.00 and $10.80} = $8.00

During the Cycle Term prior to the Maturity Date, no floor applies.  Thus, during the Cycle Term, the decrease in the Unit Value is not limited.

On the Maturity Date

The Maturity Date Unit Value will equal the Maturity Date Preliminary Unit Value subject to being no greater than the Maturity Date Unit Value Ceiling (see C below) and being no less than the Maturity Date Unit Value Floor (see D below).

A)     Change in the Index Value

The change in Index Value equals:

1.         The last reported value of the Index on the Maturity Date, minus the last reported value of the Index on the Start Date, divided by

2.         The last reported value of the Index on the Start Date.

B)  Maturity Date Preliminary Unit Value

The Maturity Date's preliminary Unit Value equals

1.         The initial Unit Value multiplied by

2.         One plus the change in Index Value, computed as set forth in A above.

C)  Maturity Date Unit Value Ceiling

The Maturity Date's Unit Value Ceiling equals the initial Unit Value multiplied by one plus the Performance Ceiling Rate.

D)  Maturity Date Unit Value Floor

The Maturity Date Unit Value Floor equals the initial Unit Value multiplied by one plus the Maturity Date Floor Rate.

Example 1: A Cycle matures, the Performance Ceiling Rate is 20%, Index Value on the Maturity Date is 1,300, Index Value on the Start Date is 1,000, and the Maturity Date Floor Rate is -10%.

A) Change in the Index Value = (1,300 – 1,000) / 1,000 = 30%

B)  Maturity Date Preliminary Unit Value = $10 * (1 + 30%) = $13.00

C)   Maturity Date Unit Value Ceiling = $10 * {1 + 20%} = $12.00

D) Maturity Date Unit Value Floor = $10 * {1 + -10%} = $9.00

Unit Value = B) subject to being no greater than C) and no less than D) = Max{$9.00 and Min($13.00 and $12.00)} = $12.00

Example 2: A Cycle matures, the Performance Ceiling Rate is 20%, Index Value on the Maturity Date is 700, Index Value on the Start Date is 1,000, and the Maturity Date Floor Rate is -10%.

A) Change in the Index Value = (700 – 1,000) / 1,000 = -30%

B)  Maturity Date Preliminary Unit Value = $10 * {1 + -30%} = $7.00

C)  Maturity Date Unit Value Ceiling = $10 * {1 + 20%} = $12.00

D)  Maturity Date Unit Value Floor = $10 * {1 + -10%} = $9.00

Unit Value = B) subject to being no greater than C) and no less than D) = Max{$9.00 and Min($7.00 and $12.00)} = $9.00

Example 3: A Cycle matures, the Performance Ceiling Rate is 20%, Index Value on the Maturity Date is 1,150, Index Value on the Start Date is 1,000, and the Maturity Date Floor Rate is -10%.

A) Change in the Index Value = (1,150 – 1,000) / 1,000 = 15%

B)   Maturity Date Preliminary Unit Value = $10 * [1 + 15%] = $11.50

C)   Maturity Date Unit Value Ceiling = $10 * {1 + 20%} = $12.00

D) Maturity Date Unit Value Floor = $10 * {1 + -10%} = $9.00

Unit Value = B) subject to being no greater than C) and no less than D) = Max{$9.00 and Min($11.50 and $12.00)} = $11.50

Cycle Investment

The Contract Holder’s Cycle Investment on any Cycle Business Day is the number of Units credited to the Contract Holder multiplied by that day’s Unit Value.

Example 1: On a Cycle Start Date a Contract Holder invests $100,000 in a Cycle. The initial Unit Value is $10. After 6 months, the Unit Value for that Cycle is $12.00.

A)     Number of Units = $100,000 / $10 = 10,000 Units

B)     Cycle Investment after 6 months = 10,000 * $12.00 = $120,000

Example 2: On a Cycle Start Date a Contract Holder invests $90,000 in a Cycle. The initial Unit Value is $10. After 3 months, the Unit Value for that Cycle is $9.50.

A)     Number of Units = $90,000 / $10 = 9,000 Units

B)     Cycle Investment after 3 months = 9,000 * $9.50 = $85,500

Example 3: On a Cycle Start Date a Contract Holder invests $200,000 in a Cycle. The initial Unit Value is $10. After 8 months, the Unit Value for that Cycle is $11.00.

A)     Number of Units = $200,000 / $10 = 20,000 Units

B)     Cycle Investment after 8 months = 20,000 * $11.00 = $220,000

Appendix – Index Disclaimers

The IIO tracks certain Securities Indices that are published by third parties.  Midland National uses these Securities Indices under license from the Indices’ respective publishers.  The following information about the Indices is included in this Prospectus in accordance with Midland National’s license agreements with the publishers of the Indices:

Standard & Poor’s requires that the following disclaimer be included in this prospectus:

The IIO is not sponsored, endorsed, sold or promoted by Standard & Poor’s (“S&P”) or its third party licensors.  Neither S&P nor its third party licensors makes any representation or warranty, express or implied, to the owners of the IIO contract or any member of the public regarding the advisability of investing in securities generally or in the IIO contract particularly or the ability of the S&P 500 Index (the “Index”) to track general stock market performance.  S&P’s and its third party licensor’s only relationship to Midland National is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the Index which is determined, composed and calculated by S&P or its third party licensors without regard to Midland National or the IIO.  S&P and its third party licensors have no obligation to take the needs of Midland National or the owners of the IIO into consideration in determining, composing or calculating the Index.  Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the IIO or the timing of the issuance or sale of the IIO or in the determination or calculation of the equation by which the IIO(s) is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the IIO(s).

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDEX OR ANY DATA INCLUDED THEREIN WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

The name “S&P 500 Index” is a trademark of Standard & Poor’s and has been licensed for use by Midland National.

Russell 2000® (the “Russell Index”) is a trademark of the Russell Investment Group and/or its affiliates (“Russell”).

The IIO not sponsored, endorsed, sold or promoted by Russell Investments (“Russell”). Russell does not make any representation or warranty, express or implied, to the owners of the IIO or any member of the public regarding the advisability of investing in securities generally or in the IIO particularly or the ability of the Russell indexes to track general stock market performance or a segment of the same. Russell’s publication of the Russell indexes in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell indexes are based. Russell’s only relationship to Midland National is the licensing of certain trademarks and trade names of Russell, and is not responsible for and has not reviewed the IIO nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell indexes. Russell has no obligation or liability in connection with the administration, marketing or trading of the IIO. The IIO is not in any way sponsored, endorsed, sold or promoted by the London Stock Exchange Group companies, which include FTSE International Limited (“FTSE”), Frank Russell Company (“Russell”), MTS Next Limited (“MTS”) and FTSE TMX Global Debt Capital Markets Inc, (“FTSE TMX”) (together “LSEG”). LSEG makes no claim, prediction, warranty or representation whatsoever, expressly or impliedly, either as to (i) the results to be obtained from the use of the relevant Russell Index (upon which the IIO is based), (ii) the figure at which the index is said to stand at any particular time on any particular day or otherwise, or (iii) the suitability of the index for the purpose to which it is being put in connection with the IIO LSEG has not provided nor will provide any financial or investment advice or recommendation in relation to the index to the adviser or to its clients. The index is calculated by FTSE or its agent. LSEG shall not be (a) liable (whether in negligence or otherwise) to any person for any error in the index or (b) under any obligation to advise any person of any error therein. All rights in the index vest in FTSE. “FTSE ”, “Russell ”, “MTS ”, “FTSE TMX ” and “FTSE Russell” and other service marks and trademarks related to the FTSE or Russell indexes are trade marks of the London Stock Exchange Group companies and are used by FTSE, MTS, FTSE TMX and Russell under license.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL INDEXES OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY PROSHARES TRUST, INVESTORS, OWNERS OF THE IIO OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL INDEXES OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL INDEXES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

MSCI Indexes

MSCI® is a registered trademark of Morgan Stanley & Company, Inc. The IIO is not sponsored, endorsed, sold or promoted by Morgan Stanley or any affiliate of Morgan Stanley. Neither Morgan Stanley, any of its affiliates nor any other party involved in making or compiling the MSCI Indexes makes any representation or warranty, express or implied, to the owners of the IIO or any member of the public regarding the advisability of investing in securities generally or in the IIO particularly or the ability of the MSCI Indexes to track general stock market performance. Morgan Stanley is the licensor of certain trademarks, service marks and trade names of MSCI and of the MSCI Indexes, which are determined, composed and calculated by Morgan Stanley without regard to the IIO. Morgan Stanley has no obligation to take the needs of the IIO into consideration in determining, composing or calculating the MSCI Indexes. Morgan Stanley is not responsible for and has not participated in the determination of the prices and amount of interests of the IIO or the timing of the issuance or sale of such interests. Neither Morgan Stanley, any of its affiliates nor any other party involved in making or compiling the MSCI Indexes has any obligation or liability to owners of the IIO in connection with the administration of the IIO, or the marketing or trading of interests of the IIO. Although Morgan Stanley obtains information for inclusion in or for use in the calculation of the MSCI Indexes from sources which Morgan Stanley considers reliable, neither Morgan Stanley, any of its affiliates nor any other party involved in making or compiling the MSCI Indexes guarantees the accuracy and/or the completeness of the MSCI Indexes or any data included therein. Neither Morgan Stanley, any of its affiliates nor any other party involved in making or compiling the MSCI Indexes makes any warranty, express or implied, as to results to be obtained by the IIO, or any other person or entity from the use of the MSCI Indexes or any data included therein in connection with the rights licensed hereunder for any other use. Neither Morgan Stanley, any of its affiliates nor any other party involved in making or compiling the MSCI Indexes shall have any liability for any errors, omissions or interruptions of or in connection with the MSCI Indexes or any data included therein. Neither Morgan Stanley, any of its affiliates nor any other party involved in making or compiling the MSCI Indexes makes any express or implied warranties, and Morgan Stanley hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the MSCI Indexes or any data included therein. Without limiting any of the foregoing, in no event shall Morgan Stanley, any of its affiliates or any other party involved in making or compiling the MSCI Indexes have any liability for any direct, indirect, special, punitive, consequential or any other damages (including lost profits) even if notified of the possibility of such damages.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following is a list of the estimated expenses to be incurred in connection with the securities being offered.

Registration Fees                                                                            $[To be determined]

Estimated Printing Fees                                                                                         $6,000

Estimated Legal Fees                                                                                        $150,000

Estimated Accounting Fees                                                                              $200,000

Item 14. Indemnification of Directors and Officers

The by-laws of Midland National provide, in Article VII, as follows:

a)            “The corporation shall, to the fullest extent permitted by the Iowa Business Corporation Act, as the same may be amended, indemnify every person who is, or was a director, officer or employee of the corporation, or any other corporation which he serves as such at the request of the corporation, from and against any and all liability and reasonable expenses that may be incurred in connection with or resulting from any claim, action, suit or other proceeding in which he may be involved as a party or otherwise, by reason of his being a director, officer or employee, whether or not he continues to be such as the time such liability or expense shall have been incurred.

b)            The right of indemnification in this Section shall be in addition to any other right to which such director, officer or employee may otherwise be entitled by contract, vote of either stockholders or disinterested directors or as a matter of law; and in the event of such person’s death, such rights shall extend to his heirs and legal representatives. The provisions of this Section as severable, and if any provision be held invalid, all other provisions are fully in effect and the invalid provision shall only be curtailed to the extent necessary to make it enforceable to the fullest extent allowed by law.

c)             Expenses including attorney’s fees may be advanced to such director, officer or employee as may be determined by the Board of Directors.

d)            The Board of Directors, by majority vote, may elect to indemnify other agents of the corporation on a case-by-case basis.”

Item 15. Recent Sales of Unregistered Securities

Not applicable

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits No.

(1)(a)      Form of Distribution Agreement by and among Sammons Financial Network, LLC and Midland National Life Insurance Company 2

(2)           Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession—Not Applicable

(3)(a)      Articles of Incorporation 1

(b)           By-Laws 1

(4)(a)      Form of Group Funding Agreement 3

(b)           Form of Application for Group Funding Agreement 3

(5)           Opinion re Legality 3

(8)           Opinion re Tax Matters—Not applicable

(9)           Voting Trust Agreement—Not applicable

(10)         Material Contract(s) 4

(15)         Letter re Unaudited Interim Financial Information—Not applicable

(16)         Letter re Change in Certifying Accountant—Not applicable

(21)         Subsidiaries of the Registrant 4

(23)(a)    Consent of Carlton Fields, P.A. 4

(b)   Consent of Independent Registered Public Accounting 4

(24)(a)    Powers of Attorney 3

1.             Incorporated herein by reference to Post-Effective Amendment No. 5 for Form N-4 on February 23, 1998 (File No. 33-64016).

2.             Incorporated herein by reference to Pre-Effective Amendment No. 1 for Form N-4 on December 15, 2011 (File No. 333-176870).

3.             Previously filed in the initial filing of this Registration Statement on September 18, 2019 (File No. 333-233821).

4.             To be filed by subsequent pre-effective amendment.

 (b) Financial Statement Schedules will be filed by a subsequent pre-effective amendment.

Item 17. Undertakings

(a)   The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter); (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Midland National Life Insurance Company, has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in Des Moines, Iowa on this 3rd day of April, 2020.

By: MIDLAND NATIONAL LIFE INSURANCE COMPANY

(REGISTRANT)

By: /s/ *

Esfandyar E. Dinshaw

Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this amended Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title
/s/ *	Chairman of the Board of Directors, Chief Executive Officer
Esfandyar E. Dinshaw	(Principal Executive Officer)
/s/ *	Director, President & Chief Operating Officer
Steven C. Palmitier
/s/ *	Vice President & Chief Financial Officer
David C. Attaway	(Principal Financial & Accounting Officer)
/s/ *	Director
Darron K. Ash
/s/ *	Director
Willard Bunn, III
/s/ *	Director
James Roderick Clark
/s/ *	Director
Thomas Corcoran
/s/ *	Director
William D. Heinz
/s/ *	Director
Heather Kreager
/s/ *	Director
Michael M. Masterson

*By:  /s/ Brett L. Agnew                                                                                                                 Date: April 3, 2020

Brett L. Agnew

Attorney-in-Fact

Pursuant to Power of Attorney